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                                                                    EXHIBIT 10.1

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                             COLLABORATION AGREEMENT

                                       BY

                                       AND

                                     BETWEEN

                          LEXICON GENETICS INCORPORATED

                                       AND

                      TAKEDA PHARMACEUTICAL COMPANY LIMITED

                                  JULY 27, 2004

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                             COLLABORATION AGREEMENT

      THIS COLLABORATION AGREEMENT (this "Agreement") is entered into and effective as of July 27, 2004 (the "Effective Date") by and between LEXICON GENETICS INCORPORATED, organized under the laws of the State of Delaware, United States of America, and having its principal place of business at 8800 TECHNOLOGY FOREST PLACE, THE WOODLANDS, TEXAS 77381-1160, UNITED STATES OF AMERICA ("Lexicon"), and TAKEDA PHARMACEUTICAL COMPANY LIMITED, organized under the laws of Japan and having its principal place of business at 1-1, DOSHOMACHI 4-CHOME, CHUO-KU, OSAKA 540-8645, JAPAN ("Takeda"). Lexicon and Takeda may each be referred to herein individually as a "Party" or, collectively, as "Parties."

                                    RECITALS

      WHEREAS, Takeda and Lexicon are each in the business of discovering, developing and commercializing novel and efficacious pharmaceutical products; and

      WHEREAS, Lexicon has expertise in the identification and validation of targets having potential application for the identification and development of compounds for the prevention and/or treatment of hypertension and/or hypotension (or abnormal blood pressure); and

      WHEREAS, Takeda wishes to collaborate with Lexicon in certain research and development activities using targets to identify and develop compounds that may become useful products for the prevention and/or treatment of hypertension and/or hypotension (or abnormal blood pressure) and diagnostics ancillary to such prevention and/or treatment; and

      WHEREAS, Takeda wishes to receive and Lexicon is willing to transfer to Takeda certain rights relating to targets for purposes of research, development and commercialization of products for use in the prevention and/or treatment of hypertension and/or hypotension (or abnormal blood pressure) and diagnostics ancillary to such prevention and/or treatment.

      NOW, THEREFORE, in consideration of the promises and undertakings set forth herein, the Parties agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

      Capitalized terms not otherwise defined herein will have the meaning set forth below:

      1.1 "AFFILIATE" means any company or other business entity controlled by, controlling or under common control with a Party. For purposes of this Section 1.1, "control" means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate

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entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

      1.2 "APPLICABLE LAWS" means any laws, regulations, guidelines, or standards having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, applicable to the activities contemplated hereunder, including the conduct of the Project.

      1.3 "ANCILLARY DIAGNOSTIC PRODUCT" means a diagnostic product used to select patients to be given or prescribed a Pharmaceutical Product.

      1.4 "ASSIGNED TARGET" shall have the meaning set forth in Section 4.4(a).

      1.5 "CONDITIONAL MOUSE/MICE" means any mouse containing a mutation that is made or produced by Lexicon or any Affiliate of Lexicon in a single mouse gene using Cre/Lox or other recombinase technology so as to permit the interruption, disruption or deletion of the function of such mouse gene or a portion thereof on a conditional basis (e.g., in the presence of Cre or such other recombinase). A "line of Conditional Mice" means Conditional Mice having the same mutation in the same single gene.

      1.6 "CONFIDENTIAL INFORMATION" means any and all non-public and proprietary Information that is disclosed by a Party to another Party in connection with this Agreement, including, without limitation, all Information disclosed under Article 2. Notwithstanding the foregoing, Confidential Information shall not include any part of such Information that:

            (a) Was already known to the receiving Party as evidenced by the receiving Party's written records, other than under an obligation of confidentiality, at the time of disclosure;

            (b) Was generally available to the public or was otherwise part of the public domain at the time of disclosure of such Information to the receiving Party;

            (c) Became generally available to the public or otherwise becomes part of the public domain after disclosure of such Information and other than through any act or omission of the receiving Party in breach of this Agreement;

            (d) Was subsequently lawfully disclosed to the receiving Party by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

            (e) Was developed or discovered by employees of the receiving Party or Affiliates of the receiving Party who had no access to the Confidential Information of the disclosing Party as evidenced by the written records of the receiving Party.

      Specific Confidential Information of a disclosing Party shall not be deemed to come under the foregoing exceptions merely because it is embraced by more general information that

                                        2

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is or becomes part of the public domain, or is known by, disclosed to or independently developed by the receiving Party.

      1.7 "CONTROL" or "CONTROLLED" means, with respect to an item of Information or a Patent, possession of the ability, whether arising by ownership, in a whole or in part, or license, to assign or grant a license or sublicense under such item or Patent as provided for herein without violating the terms of any written agreement with any Third Party; provided, however, that in the case of Lexicon, such terms of the written agreements shall be limited to Pre-Existing Obligations.

      1.8 "DILIGENT EFFORTS" means the carrying out of obligations or tasks by or on behalf of a Party in a sustained manner using good faith commercially reasonable and diligent efforts, which efforts shall be consistent with the exercise of prudent scientific and business judgment in accordance with the efforts such Party devotes to products or research, development or marketing projects of similar scientific and commercial potential including (a) setting and consistently seeking to achieve specific and meaningful objectives for carrying out such obligations, and (b) consistently making and implementing decisions and allocating resources designed to advance progress with respect to such objectives.

      1.9 "EFFECTIVE DATE" shall have the meaning set forth in the introductory paragraph of this Agreement.

      1.10 "ESCROW AGENT" means an independent Third Party consultant to the Parties with whom Takeda shall deposit a list of Excluded Targets and who shall notify Lexicon and Takeda which, if any, Targets submitted in accordance with
Section 2.2(a)(iii) are Excluded Targets; provided that the Escrow Agent's notice to Takeda shall identify the Target only by the code assigned to such Target by Lexicon and not by sequence or otherwise in a manner that would reveal the identity of the Target.

      1.11 "EXCLUDED TARGET" means a gene and the products encoded by such gene that Takeda has elected to exclude from consideration as a Selected Target. [**] Each Excluded Target shall be identified by the full-length cDNA and/or amino acid sequence of the gene or, in the event the gene has more than one splice variant form, by the full-length cDNA and/or amino acid sequence of at least one splice variant form of such gene. A list of such Excluded Targets shall be provided to the Escrow Agent who shall notify Lexicon and Takeda which, if any, Targets submitted in accordance with Section 2.2(a)(iii) are Excluded Targets [**].

      1.12 "GENOME 5000 PROGRAM" means a project conducted by Lexicon to (a) analyze the physiological and behavioral phenotypes of Knock-Out Mice corresponding to approximately 5,000 human genes; and (b) based on such physiological and behavioral information, select targets for drug discovery programs that, when knocked out, exhibit favorable therapeutic profiles for the development of drug products.

      1.13 "HIGH THROUGHPUT SCREENING SYSTEM/HTS SYSTEM" means a biochemical, cell-based screening or other assay system for the identification of Pharmaceutical Compounds that modulate the activity of a Target; provided that, in the case of the High Throughput Screening

                                       3

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System to be delivered by Lexicon to Takeda for LG105, such assay system meets the following criteria: [**].

      1.14 [**] means [**].

      1.15 "HYPERTENSION" means a condition in which a human patient or model organism has a higher than normal blood pressure.

      1.16 "HYPOTENSION" means a condition in which a human patient or model organism has a lower than normal blood pressure.

      1.17 "INFORMATION" means any data, results, inventions, information, know-how, processes, machines, trade secrets, techniques, methods, developments, materials, compositions of matter and other information of any type or kind.

      1.18 "IND" means an Investigational New Drug application filed with the U.S. Food and Drug Administration or a similar application for the clinical testing of a Product in human subjects filed with a foreign regulatory authority.

      1.19 "KNOCK-OUT MOUSE/MICE" means any mouse containing a mutation that is made or produced by Lexicon or any Affiliate of Lexicon in a single mouse gene so as to interrupt, disrupt or delete the function of such mouse gene or a portion thereof. A "line of Knock-Out Mice" means Knock-Out Mice having the same mutation in the same single gene.

      1.20 "LAUNCH" means [**]. For clarity, (a) the sale of a Product for use in clinical trials or for compassionate use prior to Regulatory Approval shall not constitute [**] and (b) the sale of a Product to an Affiliate or licensee shall not constitute [**] unless such Affiliate or licensee is an end user of such Product. For purposes of this Section 1.20, "Regulatory Approval" means, with respect to a Product in a nation or, where applicable, a multinational jurisdiction, any approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations necessary for the manufacture, marketing and sale of such Product in such nation or such jurisdiction.

      1.21 "LEVEL 1 PHENOTYPIC ANALYSIS" means the analysis of the phenotypes of Knock-Out Mice described in Exhibit 1.21.

      1.22 "LEVEL 2 PHENOTYPIC ANALYSIS" means the analyses of the phenotypes of Knock-Out Mice described in Exhibit 1.22. The Level 2 Phenotypic Analysis for a given Target shall be as determined by the Steering Committee in accordance with the Steering Committee's authority pursuant to Section 3.4.

      1.23 "LEXICON" shall have the meaning set forth in the introductory paragraph of this Agreement.

      1.24 "LEXICON INDEMNITEES" shall have the meaning set forth in Section
10.2.

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      1.25 "LG105" means the certain Target designated by Lexicon as LG105.

      1.26 "MAJOR EUROPEAN COUNTRY" means any of [**].

      1.27 "MUTANT MOUSE/MICE" means Knock-Out Mouse/Mice, Conditional Mouse/Mice and/or [**].

      1.28 "NET SALES" means, with respect to a Product, the gross amount invoiced by Takeda, its Affiliates, or any Third Party to whom Takeda or any of its Affiliates has granted license rights with respect to such Product, less:
(a) trade, cash and quantity discounts, if any, actually allowed or paid; (b) returns, allowances and adjustments actually granted to customers; (c) freight, insurance and other transportation costs; and (d) taxes (excluding federal, state or local taxes based on income), duties, insurance or other governmental charges on sales, transportation, delivery, importation or use actually paid by Takeda, its Affiliates or licensees with respect to the sale of such Product. Sales between Takeda, its Affiliates and licensees shall be disregarded and only final sales to unrelated Third Parties shall be included (unless, and except to the extent that, such Affiliate or licensee is an end-user of the Product).

      In the event that a Product is sold as part of a combination product, including, but not limited to, a formulation including more than two active pharmaceutical ingredients and a package including more than two different pharmaceutical products, the Net Sales of the combination product, for the purpose of determining royalty payments, shall be determined by multiplying the actual Net Sales of the combination product by the fraction A/(A+B), where A is the average sale price of a Product when sold separately in finished form and B is the average sale price of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for either the Product or other product(s) in combination, the adjusted Net Sales for purpose of determining royalty payments shall be negotiated by the parties in good faith and in an equitable manner consistent with the intent of this Agreement, taking into account, among other things, (i) the extent to which the Product and the other product(s) are protected by issued and unexpired patents,
(ii) the relative cost of manufacturing the Product and the other product(s) and
(iii) other factors relevant to the relative value contributed by the Product and the other product(s) to Net Sales of the combination product. The Net Sales price for a combination product in a given country will be calculated once each calendar year and such price will be used during all applicable royalty reporting periods for the entire calendar year for such country, absent extraordinary conditions or events. When determining the average sale price of a Product and the other product(s) in the combination product, the average sale price will be calculated using data arising from the twelve (12) months preceding the calculation of the Net Sales price for the combination product.

      Net Sales of Reversion Products by Lexicon, its Affiliates and licensees shall be determined in accordance with the same terms and conditions as are set forth above with respect to Net Sales of Products by Takeda, its Affiliates and licensees.

      1.29 "PATENT" means: (a) all issued and existing patents, including any extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations or renewals thereof and utility model filings; and (b) all pending applications, including any

                                       5

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provisional applications, converted provisional applications, continuing prosecution applications and continuation, divisional, or continuation-in-part applications thereof, for any of the foregoing.

      1.30 "PHARMACEUTICAL COMPOUND" means (a) any small molecule compound, (b) any antisense compound, (c) any [**], that has a molecular weight of not more than [**], or (d) any other organic or synthetic molecule; but excluding any compound or molecule that consists of or incorporates as an active ingredient
(i) a protein, whether naturally occurring or otherwise, [**], or (ii) an antibody or any fragment thereof.

      1.31 "PHARMACEUTICAL PRODUCT" means a Pharmaceutical Compound that is designed to act through or is otherwise identified by use of a Selected Target. For purposes of clarity, [**].

      1.32 "PHASE 1 CLINICAL TRIAL" means a human clinical trial in any country that is intended to initially evaluate the safety, pharmacokinetic and/or pharmacological effect of a Product in subjects in accordance with or otherwise in satisfaction of the requirements of 21 CFR 312.21(a). For purposes of this Agreement, "initiation of a first Phase 1 Clinical Trial" for a Product shall mean the first dosing of such Product into a human patient in a Phase 1 Clinical Trial.

      1.33 "PHASE 2 CLINICAL TRIAL" means a human clinical trial in any country that is intended to initially evaluate the dosing and effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study in accordance with or otherwise in satisfaction of the requirements of 21 CFR 312.21(b). For purposes of this Agreement, "initiation of a first Phase 2 Clinical Trial" for a Product shall mean the first dosing of such Product into a human patient in a Phase 2 Clinical Trial.

      1.34 "PHASE 3 CLINICAL TRIAL" means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product, as a basis for an New Drug Application filed with the U.S. Food and Drug Administration or a similar application for the marketing approval of a Product filed with a foreign regulatory authority, in accordance with or otherwise in satisfaction of the requirements of 21 CFR 312.21(c). For purposes of this Agreement, "initiation of a first Phase 3 Clinical Trial" for a Product shall mean the first dosing of such Product into a human patient in a Phase 3 Clinical Trial.

      1.35 "PRE-EXISTING OBLIGATIONS" means the obligations of Lexicon with respect to certain Targets, if any, existing under agreements in effect prior to the Effective Date and separately disclosed to Takeda in writing as of the Effective Date.

      1.36 "PRODUCT" means any Pharmaceutical Product and, if applicable, related Ancillary Diagnostic Product(s).

      1.37 "PROJECT" means the project to be conducted by Lexicon, as further described in Article 2 of this Agreement and the Work Plan.

      1.38 "PROJECT MANAGER" shall have the meaning set forth in Section 3.5.

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      1.39 "PUBLICATION" shall have the meaning set forth in Section
2.2(a)(iv)(a).

      1.40 "RELEASED TARGET" shall have the meaning set forth in Sections 2.2(d) or 2.3(b), as applicable, and shall further include the certain Target designated by Lexicon as LG844.

      1.41 "RESEARCH TERM" means the period commencing on the Effective Date and continuing until, and expiring on, the three (3) year anniversary of the Effective Date, unless extended in accordance with Section 2.4.

      1.42 "REVERSION PRODUCT" means a Pharmaceutical Product (a) identified by Lexicon using a High Throughput Screening System generated by Takeda and turned over to Lexicon pursuant to Sections 2.2(d) or 2.3(b) and 4.5 or (b) licensed by Takeda to Lexicon pursuant to Section 2.3(c).

      1.43 "SELECTED TARGET" means LG105 (unless LG105 is excluded from this Agreement before disclosure of the identity of LG105 to Takeda pursuant to
Section 2.2(g)) and any Target or Supplemental Target selected by Takeda in accordance with Section 2.2(c).

      1.44 "SELECTED TARGET IP RIGHTS" means any Information, Patent or ownership status of microorganism deposit that (a) is Controlled by a Party or any of its Affiliates, or is Controlled jointly by the Parties and/or any of their Affiliates, and (b) relates to (i) the composition of matter of a Selected Target, (ii) the use of Pharmaceutical Compounds acting through a Selected Target for the prevention or treatment of Hypertension and/or Hypotension (or abnormal blood pressure), or (iii) the use of a Selected Target in the identification and development of Pharmaceutical Compounds for the prevention or treatment of Hypertension and/or Hypotension (or abnormal blood pressure). For purposes of clarity, Selected Target IP Rights shall include Patent claims directed to, and other intellectual property rights in, (x) [**] and (y) [**]. Selected Target IP Rights shall also include claims, if any, of Patents Controlled by a Party or any of its Affiliates, or Controlled jointly by the Parties and/or any of their Affiliates, to [**]; provided that Selected Target IP Rights shall not include claims of any such Patent directed to [**].

      1.45 "SELECTED TARGET PROJECT MATERIALS" means (a) any Mutant Mouse or other mouse containing a mutation made or produced by Lexicon or any Affiliate of Lexicon in the mouse ortholog of a Selected Target [**], (b) any progeny thereof containing such mutation, and (c) any cells, tissues and other biological materials derived from any of the foregoing.

      1.46 "STEERING COMMITTEE" shall have the meaning set forth in Section 3.1.

      1.47 "SUPPLEMENTAL TARGET" shall have the meaning set forth in Exhibit
1.47.

      1.48 "TAKEDA" shall have the meaning set forth in the introductory paragraph of this Agreement.

      1.49 "TAKEDA INDEMNITEES" shall have the meaning set forth in Section
10.1.

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      1.50 "TARGET" means a human gene and the products encoded by such gene, including, without limitation, (a) any [**] from such gene [**], (b) any [**] encoded by any such gene, and/or (c) any [**] encoded by any such gene; which human gene and/or products encoded thereby are identified in the course of the Project as having potential application for the identification and development of Pharmaceutical Compounds for the prevention and/or treatment of Hypertension or Hypotension (or abnormal blood pressure), as demonstrated by a phenotype of Mutant Mice suggestive of the utility of such human gene and/or products encoded thereby in such application. [**] Each Target shall be identified by the full-length cDNA and/or amino acid sequence of the gene or, in the event the gene has more than one splice variant form, by the full-length cDNA and/or amino acid sequence of at least one splice variant form of such gene.

      1.51 "THIRD PARTY" means any person or legal entity other than Lexicon, Takeda or Affiliates of any of them.

      1.52 "WORK PLAN" means the written plan set forth in Exhibit 1.52, as amended from time to time, describing activities to be carried out, as overseen by the Steering Committee. If there is any contradiction between the terms and conditions set forth in the Work Plan and the terms and conditions set forth in the body of this Agreement, the terms and conditions set forth in the body of this Agreement shall prevail.

                                   ARTICLE 2.

                      RESEARCH & DEVELOPMENT COLLABORATION

      2.1 PURPOSE AND OBJECTIVE OF COLLABORATION. Each of the Parties, in cooperation with the other Party, will utilize its expertise in conducting the Project for the purpose of discovering and developing novel and efficacious Pharmaceutical Products for the prevention and/or treatment of Hypertension or Hypotension (or abnormal blood pressure) and Ancillary Diagnostic Products, as further described in the Work Plan. In accordance with the terms and conditions set forth in Article 3, the Project will be overseen by the Steering Committee.

      2.2 THE PROJECT. The Project will be carried out using the Genome 5000 Program to identify Targets for the discovery and development of Pharmaceutical Compounds with potential of becoming, after completion of development activities, novel and efficacious Pharmaceutical Products for the prevention and/or treatment of Hypertension or Hypotension (or abnormal blood pressure) and Ancillary Diagnostic Products. In connection with such activities, the Project will consist of two separate parts: (1) Lexicon, during the Research Term, will conduct Level 1 Phenotypic Analysis of Knock-Out Mice in the Genome 5000 Program, and (2) Lexicon, during the Research Term, will conduct Level 2 Phenotypic Analysis of Knock-Out Mice corresponding to Targets identified by Lexicon and Takeda as promising candidates, in each case as determined by the Steering Committee. Takeda will have the right, independently and at Takeda's discretion, to designate certain Targets as Selected Targets, under the terms set forth herein. Takeda will utilize Diligent Efforts to conduct screening of each Selected Target by use of a HTS System and/or other research tools and then to develop and commercialize Products identified by Takeda.

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Each Party, in accordance with Applicable Laws, shall perform the activities in the Project for which such Party is responsible under the Work Plan and this Agreement.

            (a) Identification of Targets.

                  (i) Lexicon shall use Diligent Efforts to identify Targets through its conduct of Level 1 Phenotypic Analysis screens of Knock-Out Mice in the Genome 5000 Program. The Parties acknowledge that Lexicon has completed Level 1 Phenotypic Analysis screens of [**] lines of Knock-Out Mice in the Genome 5000 Program as of the Effective Date. Lexicon shall use Diligent Efforts to perform Level 1 Phenotypic Analysis screens of a minimum of [**] additional lines of Knock-Out Mice [**] during the Research Term.

                  (ii) Lexicon and Takeda each shall review the Level 1 Phenotypic Analysis data for the line of Knock-Out Mice corresponding to each Target identified by Lexicon; provided that Lexicon shall not be required to disclose to Takeda the identity of such Target (by sequence or otherwise in a manner that would reveal the identity of the Target) except in accordance with
Section 2.2(a)(iii) below. After such review, Takeda shall identify Targets as promising candidates in consultation with Lexicon, and the Steering Committee shall determine which Level 2 Phenotypic Analysis screens will be conducted with respect to such Targets. Lexicon shall use Diligent Efforts to complete Level 2 Phenotypic Analysis screens on each Target as promptly as reasonably practicable after such determination. The Parties shall at all times exercise good faith scientific judgment in making the determinations contemplated by this Section 2.2(a)(ii).

                  (iii) Takeda may request that Lexicon disclose to Takeda the identity of any Target (by sequence or otherwise in a manner that would reveal the identity of the Target) at any time after completion of Level 1 Phenotypic Analysis on the Target. Lexicon shall disclose to Takeda the identities of the Targets which are not Excluded Targets (and which have not already become Released Targets) at the time of Takeda's request in accordance with the procedures set forth in this Section 2.2(a)(iii). [**].

                        (A) Prior to first disclosing to Takeda the identity of any Target (by sequence or otherwise in a manner that would reveal the identity of the Target), Lexicon, promptly following [**], shall submit the identity of the Target to the Escrow Agent, who will notify Lexicon and Takeda whether such Target matches any Excluded Target [**].

                        (B) Notwithstanding anything to the contrary in this
Section 2.2(a)(iii), Takeda may request that Lexicon disclose to Takeda the identity of a Target which matches any Excluded Target by written notice delivered to Lexicon within [**] of the Escrow Agent's notice under Section 2.2(a)(iii)(A) regarding such match, in which case (1) Lexicon shall disclose to Takeda the identity of such Target and (2) such Target shall no longer be an Excluded Target, and shall be subject to the terms and conditions of this Agreement applicable to other such Targets, including, without limitation, Sections 2.2(a)(iv) and 2.2(c).

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                        (C) Takeda shall not be entitled to designate a Target
as an Excluded Target following Lexicon's disclosure to Takeda of the identity of such Target in accordance with this Section 2.2(a)(iii).

                  (iv) Except as otherwise provided for in this Agreement, and without granting any right or license under any Patents or other intellectual property rights (including, without limitation, Selected Target IP Rights) Controlled by Lexicon with respect thereto, [**] following Lexicon's disclosure, in accordance with Section 2.2(a)(iii), of the identity of a Target that is not an Excluded Target, Takeda and its Affiliates shall not, unless such Target was designated as a Selected Target in accordance with Section 2.2(c) and has not become a Released Target, research, develop or commercialize any pharmaceutical product that specifically targets such Target for the prevention or treatment of Hypertension or Hypotension (or abnormal blood pressure) or any other indication in which Hypertension or Hypotension (or abnormal blood pressure) is implicated as a causative factor. For the avoidance of doubt, the Parties agree that this covenant not to compete is not meant to restrict Takeda or its Affiliates [**]; provided that such [**].

                        (A) The restrictions on Takeda and its Affiliates regarding a Target under this Section 2.2(a)(iv) shall terminate when and if the relation between such Target and the treatment or prevention of Hypertension or Hypotension (or abnormal blood pressure) becomes (other than through any act or omission of Takeda or its Affiliates in breach of this Agreement) available to
(1) Takeda through disclosure by a Third Party who has a lawful right to do so or (2) the public through Publication of: (x)[**]; (y) [**]; or (z) [**]. For purposes of this Agreement, "Publication" means disclosure of Information to people in a part of the public by publication, presentation, distribution or other media or method, including, without limitation, through publication of a Patent.

                        (B) Notwithstanding anything to the contrary in this
Section 2.2(a)(iv), if Takeda [**], Takeda [**] shall have the right, by notice delivered to Lexicon within [**] following [**]; provided that, in the event [**], Takeda must [**].

            (b) Disclosure of Results. On a [**] basis during the Research Term, Lexicon shall provide Takeda with a written report, the format of which is set forth in Exhibit 2.2(b), disclosing the results and status of the Project, including, without limitation, (i) the number of lines of Knock-Out Mice for which Lexicon completed Level 1 Phenotypic Analysis in the preceding [**], (ii) a summary of the results of all Level 1 Phenotypic Analysis screens relating to Targets identified as a result of such screens during such period, (iii) summary of the results of all Level 2 Phenotypic Analysis screens conducted during such period relating to Targets that have not already been identified as Excluded Targets or become Released Targets, and (iv) [**]; provided that Lexicon shall not be required to disclose to Takeda the identity of any Target (by sequence or otherwise in a manner that would reveal the identity of the Target) except in accordance with Section 2.2(a)(iii). Concurrently with the delivery of such report, Lexicon shall provide to Takeda, in electronic format, copies of [**]. Lexicon shall also provide Takeda with [**] interim reports on the results of Level 2 Phenotypic Analysis screens relating to Targets that have not become Released Targets. Within [**] after the Effective Date, Lexicon shall provide

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Takeda with a similar written report [**] regarding the results of Level 1
Phenotypic Analysis and Level 2 Phenotypic Analysis which Lexicon has completed before the Effective Date. After the Research Term, Lexicon shall provide Takeda with a similar [**] written report [**] with respect to Targets for which Lexicon has started or is required to start Level 2 Phenotypic Analysis screening at the end of the Research Term.

            (c) Designation of Selected Targets. Within [**] after Takeda's receipt of the report contemplated by Section 2.2(b) that follows Lexicon's completion of Level 2 Phenotypic Analysis relating to a Target, Takeda, in its sole discretion, may designate such Target as a Selected Target (a "Selected Target") by informing Lexicon in writing of such designation; provided, however, that if Takeda requests the disclosure of the identity of a Target pursuant to
Section 2.2(a)(iii) after its receipt of such report but within [**] thereafter, Takeda may make such designation of a Selected Target within [**] after Lexicon notifies Takeda of the identity of the Target. Takeda may designate any Target as a Selected Target if Lexicon started or is required to start Level 2 Phenotypic Analysis screening of such at any time prior to the expiration of the Research Term. Upon such designation, Takeda shall have the diligence obligations set forth in Section 2.3 with respect to such Selected Target.

            (d) Maintenance or Release of Rights to Selected Targets. Takeda may maintain its rights with respect to a Selected Target by timely paying Lexicon the research milestone for such Selected Target, as specified in Section 5.2(a)(iii) for LG105 and Section 5.2(b) for Selected Targets other than LG105. Upon payment of the research milestone for any Selected Target, Lexicon shall assign (or license, as applicable) to Takeda all right, title and interest in, to and under the Selected Target IP Rights relating to such Selected Target that are Controlled by Lexicon or any Affiliate of Lexicon, all in accordance with
Section 4.4. In the event Takeda fails to timely pay Lexicon the research milestone for such Selected Target, (i) such Selected Target shall become a "Released Target" for all purposes of this Agreement, (ii) Takeda's licenses with respect to such Selected Target (including, without limitation, Takeda's license under the Selected Target IP Rights and to Selected Target Project Materials) shall terminate, (iii) Takeda shall use Diligent Efforts to turn over or otherwise make available to Lexicon any High Throughput Screening System specific to such Selected Target generated by Takeda to identify, evaluate and develop Pharmaceutical Compounds acting through such Selected Target and Controlled by Takeda or any Affiliate of Takeda, and (iv) Takeda shall assign (or reassign, as applicable) to Lexicon all right, title and interest in, to and under the Selected Target IP Rights relating to such Selected Target (including, without limitation, all Patents with claims directed to such Selected Target IP Rights, [**] that are Controlled by Takeda or any Affiliate of Takeda, all in accordance with Sections 4.4 and 4.5.

            (e) Transfer of Selected Target Project Materials. In connection with the Project, at no charge to Takeda, Lexicon shall generate Mutant Mice, including Knock-Out Mice, [**] and Conditional Mice for each Selected Target, and shall provide to Takeda such lines of Mutant Mice, together with a full description of the genetic characteristics of each such line, as are described below.

                  (i) Knock-Out Mice. As promptly as reasonably practicable after the designation of a Selected Target, Lexicon shall deliver to Takeda, for Takeda's and its Affiliates' use in connection with the development and commercialization of Products, [**] Knock-Out Mice corresponding to such Selected Target.

                  (ii) [**]. As promptly as reasonably practicable after, and subject to, Takeda's payment of the research milestone for a Selected Target, as specified in Section 5.2(a)(iii) for LG105 and Section 5.2(b) for Selected Targets other than LG105, Lexicon shall use Diligent Efforts to deliver to Takeda, for Takeda's and its Affiliates' use in connection with the development and commercialization of Products, [**] corresponding to such Selected Target.

                  (iii) Conditional Mice. As promptly as reasonably practicable after, and subject to, Takeda's payment of the research milestone for a Selected Target, as specified in Section 5.2(a)(iii) for LG105 and Section 5.2(b) for Selected Targets other than LG105, Lexicon shall use Diligent Efforts to deliver to Takeda, for Takeda's and its Affiliates' use in connection with the development and commercialization of Products, [**] Conditional Mice corresponding to such Selected Target. To the extent such Conditional Mice incorporate Cre/Lox technology, they will be provided under the terms set forth in Exhibit 2.2(e).

      [**].

            (f) LG105 HTS System. The Parties acknowledge and agree that Lexicon, prior to the Effective Date, has designed and developed a working High Throughput Screening System for LG105. Lexicon shall provide Takeda with all materials necessary, including, for example, unique equipment, reagents and all applicable Information, to enable Takeda, within fifteen (15) days after the date of Lexicon's disclosure to Takeda of the identity of LG105 pursuant to
Section 2.2(g) below, to utilize such LG105 HTS System for the screening of compounds contained in Takeda libraries or libraries available to Takeda from Third Parties. For purposes of illustration, Lexicon shall provide sufficient materials to permit Takeda to complete [**]. Lexicon shall cooperate with Takeda in establishing workable HTS System for use with LG105 in Takeda's research facilities in Japan as soon as practicable.

            (g) LG105 Patent Rights. Within [**] after the Effective Date, Lexicon shall submit the identity of LG105 to the Escrow Agent pursuant to the provisions of Section 2.2(a)(iii)(a). Promptly following the Escrow Agent's notice that LG105 does not match an Excluded Target, or Takeda's request under
Section 2.2(a)(iii)(b) that Lexicon disclose the identity of LG105, Lexicon shall (i) disclose to Takeda the identity of LG105 and (ii) provide Takeda with copies of all of Lexicon's patent(s) and patent application(s) regarding LG105 and Third Parties' patent(s) and patent application(s) regarding LG105 of which Lexicon is aware. If the Escrow Agent provides notice that LG105 matches an Excluded Target and Takeda does not make a request under Section 2.2(a)(iii)(b), LG105 shall be excluded from this Agreement. In addition, Takeda shall have the right to exclude LG105 from this Agreement by providing notice to Lexicon in writing within [**] after Takeda has been informed of the identity of LG105 and received copies of all such patent(s) and patent application(s) pursuant to and in accordance with this Section 2.2(g). In the event that Takeda exercises its rights under the immediately preceding sentence, LG105 shall become a Released Target pursuant to and in accordance with Section 2.2(d).

      2.3 DILIGENCE OBLIGATIONS.

            (a) Research, Development and Commercialization of Products. From and after the designation of each Selected Target (other than Selected Targets that have become Released Targets pursuant to Section 2.2(d) or Section 2.3(b)) and until the expiration of Takeda's payment obligations pursuant to Section 5.5(d), Takeda shall utilize Diligent Efforts, by itself or its licensees or other designees, (i) to design, develop and utilize a High Throughput Screening System and/or other research tools for such Selected Target and (ii) to pursue the research and development of, and to Launch in major markets throughout the world as expeditiously as reasonably possible, at least one Product that acts through each Selected Target and, following such Launch, to maximize sales of such Product(s), in each case in a manner consistent with the efforts Takeda devotes to products or research, development or marketing projects of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing; provided that, following Launch of a Product in the first major market (i.e., Japan, a Major European Country, or the United States of America), Takeda's use of Diligent Efforts with respect to such Product shall be determined on a country-by-country basis such that the sole and exclusive remedy for Lexicon in the event of Takeda's election to discontinue Diligent Efforts or upon Lexicon's exercise of its option in the event of Takeda's failure to satisfy its diligence obligations, as further set forth in Section 2.3(b), shall apply on a country-by-country basis. Within [**] after the end of each [**], Takeda shall prepare and provide Lexicon with a reasonably detailed written report of the activities conducted under this Agreement, and the results thereof, through such date with respect to the development and/or commercialization of Products. Such report shall, among other things, describe the progress and status of Takeda's research and development efforts in sufficient detail as to enable a reasonable assessment of whether such efforts constitute Diligent Efforts. Takeda shall immediately notify Lexicon in writing in the event Takeda elects to discontinue Diligent Efforts to research, develop and commercialize Products acting through a Selected Target.

            (b) Discontinuation of Development or Failure to Satisfy Diligence Obligations. With respect to each Selected Target for which Takeda elects to discontinue Diligent Efforts to research, develop and commercialize Products, or otherwise fails to satisfy its diligence obligations under Section 2.3(a) above, at the option of Lexicon as its sole and exclusive remedy therefor, (i) such Selected Target shall become a "Released Target" for all purposes of this Agreement, (ii) Takeda's licenses with respect to such Selected Target (including, without limitation, Takeda's license under the Selected Target IP Rights and to Selected Target Project Materials) shall terminate, (iii) Takeda shall use Diligent Efforts to turn over or otherwise make available to Lexicon any High Throughput Screening System specific to such Selected Target generated by Takeda to identify, evaluate and develop Pharmaceutical Compounds acting through such Selected Target and Controlled by Takeda or any Affiliate of Takeda, and (iv) Takeda shall assign (or reassign, as applicable) to Lexicon all right, title and interest in, to and under the Selected Target IP Rights relating to such Selected Target (including, without limitation, all Patents with claims directed to such Selected Target IP Rights, [**], all in accordance with Sections 4.4 and 4.5; provided, however, that, except for the case where Lexicon exercises its rights under this Section 2.3(b) as a result of Takeda's notice of its election to discontinue Diligent Efforts to research, develop and commercialize Products acting through a Selected Target, Lexicon may exercise the option set forth above in this Section 2.3(b) only in the case where (a) Lexicon shall first have given Takeda [**] prior written notice of Lexicon's intent to exercise its rights under this Section 2.3(b), stating the reasons and justification for its exercise of such rights [**], and (b) Takeda shall not have used Diligent Efforts during such [**] period to pursue the research and/or development of, and/or to Launch and/or maximize sales of, Products acting through such Selected Target. Notwithstanding the foregoing, in the event that, prior to Lexicon's exercise of its rights under this Section 2.3(b) with respect to a Selected Target, Takeda has paid the research milestone for such Selected Target, as specified in Section 5.2(a)(iii) for LG105 and Section 5.2(b) for Selected Targets other than LG105, (x) Takeda shall retain non-exclusive licenses under this Agreement with respect to such Selected Target (including, without limitation, under the Selected Target IP Rights Controlled by Lexicon or any Affiliate of Lexicon and to Selected Target Project Materials), on the terms (except for exclusivity) and subject to the conditions set forth in Section 4.2 and 4.3, and the milestone and royalty payment obligations of Article 5 and the payment provisions of Article 6, at the same rates set forth therein, shall continue to apply to all Products researched, developed or commercialized by Takeda, its Affiliates and licensees relating to such Selected Target; and (y) Takeda shall retain ownership of the Selected Target IP Rights relating to such Selected Target that are Controlled by Takeda or any Affiliate of Takeda (other than Selected Target IP Rights originally assigned by Lexicon to Takeda that were assigned by Lexicon to Takeda pursuant to Section 4.4(a), which shall nevertheless be reassigned to Lexicon), subject to a non-exclusive license to Lexicon, with the right to sublicense, of all such Selected Target IP Rights (including, without limitation, all Patents with claims directed to such Selected Target IP Rights, [**].

            (c) Product Development Rights. In the event Lexicon exercises its rights in accordance with Section 2.3(b) above after [**], Takeda shall deliver to Lexicon copies of all data, information, registrations and applications therefor that are existing and available and reasonably necessary to enable Lexicon to pursue the development and commercialization of (i) such Product(s) and (ii) related back-up Pharmaceutical Compounds acting through the Selected Target that are covered by the same IND or for which a separate IND has been filed. Lexicon shall have the right, within the period of [**] following Takeda's delivery of such copies, to obtain an exclusive (even as to Takeda) license from Takeda for the research, development and commercialization of such Products and related back-up Pharmaceutical Compounds acting through such Selected Target, including, without limitation, all Patent claims and other intellectual property rights therein, by delivering written notice thereof to Takeda, subject to the milestone and royalty payment obligations set forth in
Section 5.6 and Takeda's right in Section 4.6. With respect to each Selected Target and related Products and related back-up Pharmaceutical Compounds for which Lexicon exercises its right under this Section 2.3(c) to obtain an exclusive license, Takeda promptly shall prepare and deliver to Lexicon all materials and copies of all data and information, and shall assign and transfer to Lexicon all registrations and applications therefor relating to such Product and related back-up Pharmaceutical

Compounds, and Lexicon shall reimburse Takeda's reasonable expenses in connection therewith. Notwithstanding the foregoing, except as and to the extent as may be expressly agreed by Takeda, (a) the exclusive license granted to Lexicon in accordance with this Section 2.3(c) for the research, development and commercialization of a Product(s) and related back-up Pharmaceutical Compounds shall not include rights under any Patent Controlled by Takeda or an Affiliate of Takeda to [**], and (b) Lexicon shall not [**] except to the extent permitted under such license until [**].

      2.4 EXTENSION OF RESEARCH TERM. At any time more than [**] prior to the end of the initial Research Term, Takeda, upon written notice to Lexicon and subject to payment to Lexicon of the fee set forth in Section 5.1(c), may extend the Research Term for an additional two (2) years.

                                   ARTICLE 3.

                            MANAGEMENT OF THE PROJECT

      3.1 FORMATION OF STEERING COMMITTEE. The Parties shall form a steering committee for the purpose of overseeing the Project (the "Steering Committee"), as set forth in this Article 3. The Steering Committee shall manage the Project with the priority of maximizing success at the earliest point in time. The Steering Committee shall be composed of [**] representatives qualified to evaluate and oversee the Project, of which [**] representatives shall be appointed by Lexicon and [**] by Takeda. The Steering Committee shall be chaired by a Takeda representative. As of the Effective Date, the representatives of the Steering Committee shall be as follows:

      For Lexicon: [**]

      For Takeda: [**]

Any Party may replace its representatives on the Steering Committee at any time upon written notice to the other Parties; provided, however, that such replacements, in the good faith judgment of the Party making such replacement, shall be qualified to evaluate and oversee the Project.

      3.2 REGULAR MEETINGS. The Steering Committee shall meet at least [**] times per calendar year, or more frequently either in-person, by video conference or telephonically, as mutually agreed by the Parties, until the Project is completed or terminated. Meetings that are in-person will be held alternately at Lexicon and Takeda, unless mutually agreed otherwise. The Steering Committee shall designate one (1) representative to record and, within [**] after such meeting, distribute to the other Steering Committee members the minutes of each such meeting. Each Party shall bear its own costs and expenses associated with attending and participating in such meetings.

      3.3 QUORUM; VOTING.

            (a) Quorum. A quorum of the Steering Committee shall consist of [**] representatives; provided that at least [**] representatives appointed by Lexicon and [**] representatives appointed by Takeda are present.
Representatives of the Steering Committee may attend a meeting of the Steering Committee either in-person, by video conference or telephonically, but not by proxy.

            (b) Voting. Each representative will have one (1) vote on all matters on which the Steering Committee shall decide. In order for the Steering Committee to take any action, all representatives constituting a quorum must participate in the discussion and vote on such proposed action. Decisions of the Steering Committee shall require unanimous agreement by all representatives constituting a quorum; provided, however, that if there is not unanimous agreement by all representatives constituting a quorum on any proposed action or proposals, including, but not limited to, the items set forth in Section 3.4 for any reason, the Steering Committee shall request in writing that a decision on such proposed action or proposals be made by the management officers of the Parties designated below, or the appointed representatives of such management officers.

            For Lexicon: Arthur T. Sands, M.D., Ph.D.,
                  President & CEO of Lexicon

            For Takeda: Takashi Soda, Ph.D., General Manager
                  Pharmaceutical Research Division

In the event that a decision with respect to any proposed action or proposals has not been provided by such management officers, or the appointed representatives of such management officers, within [**] after the date of the written request by the Steering Committee, the matter shall be referred to a Third Party arbitrator or arbitrators, in accordance with the following procedures, whose decision shall be non-binding. In such event, the parties shall attempt to mutually agree upon a single independent Third Party arbitrator, who shall be a scientific professional with appropriate experience in the subject matter at issue in such disagreement, within [**] after the initial referral of such matter to the designated officers. If the Parties are unable to mutually agree upon one such person, then each Party shall appoint one independent Third Party scientific professional with appropriate experience in the subject matter at issue in such disagreement prior to the expiration of such [**] period, and within [**] after the initial referral of such matter to the designated officers, such person(s) shall select a single independent Third Party arbitrator, who shall be a scientific professional with appropriate experience in the subject matter at issue in such disagreement. Each Party shall present to the arbitrator all information presented to the Steering Committee and all other information as such Party reasonably desires regarding such disagreement. Within [**] after the initial referral of such matter to the designated officers, the arbitrator shall provide written notice to the parties regarding his or her determination regarding such disagreement. Either Party who is not satisfied with the notice may submit such matter to arbitration pursuant to Section 12.8(b) within [**] after its receipt of the notice. If neither Party submits such matter to the arbitration within such [**] period, the determination by the arbitrator under this Section shall become binding and final.

      3.4 AUTHORITY OF STEERING COMMITTEE. The Steering Committee shall be responsible for organizing the Project with the priority of maximizing success at the earliest point in time. The responsibilities of the Steering Committee with respect to the research to be conducted under the Work Plan shall include, without limitation, the following:

            (a) Preparation, alteration, modification and implementation of the Work Plan;

            (b) Monitoring progress of all aspects of the research to be conducted under the Work Plan;

            (c) Evaluation of the quality, quantity and effectiveness of the personnel conducting the research under the Work Plan;

            (d) Recommendation of Targets to Takeda for selection by Takeda as Selected Targets after completion of Level 2 Phenotypic Analysis of such Targets; and

            (e) Reviewing Lexicon's assessment, disclosed to Takeda pursuant to
Section 2.2(b), that a Target may have utility for the research and development of Pharmaceutical Compounds in the treatment of diseases and conditions other than Hypertension and Hypotension (or abnormal blood pressure), and the basis for such assessment.

Notwithstanding anything to the contrary, the Steering Committee shall have no authority to alter, modify or amend any of the rights and obligations of the Parties set forth under this Agreement.

      3.5 PROJECT MANAGERS. Lexicon and Takeda shall each appoint a project manager (each, a "Project Manager"). The Project Managers shall be the principal point of contact among the Parties with respect to daily running of the Project. The Lexicon Project Manager shall keep the Takeda Project Manager fully informed regarding the status of the Project, including, without limitation, providing the Takeda Project Manager with [**] written reports detailing the status of the Project, and meeting in-person with the Takeda Project Manager upon request by Takeda. The joint responsibilities of the Project Managers shall include, without limitation, making recommendations to the Steering Committee, day-to-day oversight of the Project, approval of non-material changes in the Work Plan but only upon unanimous agreement of both Project Managers, and oversight of resources related to the Project. The Project Managers shall submit to the Steering Committee a proposed agenda of items requiring the Steering Committee's review, with a view to providing the Steering Committee as much notice as is reasonably practicable before each Steering Committee meeting.

      3.6 VISITS TO FACILITIES. Upon reasonable advance written request from Takeda, Lexicon shall permit representatives from Takeda to visit facilities of Lexicon and its Affiliates, [**], used in activities associated with the Project. Such visits shall be permitted with such frequency and to such extent as may be reasonably necessary for Takeda to review, evaluate and participate in the Project.

                                   ARTICLE 4.

                 ACCESS, LICENSE GRANTS, AND TRANSFERS OF RIGHTS

      4.1 GENOME 5000 PROGRAM. During the Research Term, subject to the terms and conditions of this Agreement, Lexicon hereby grants to Takeda exclusive access to the Genome 5000 Program for the purpose of identification and selection of Targets for the research, development and commercialization of Pharmaceutical Products for use in Hypertension or Hypotension (or abnormal blood pressure).

      4.2 SELECTED TARGET LICENSE GRANT. Subject to the terms and conditions of this Agreement, and subject to any applicable Pre-Existing Obligations, from and after the time that a Target is designated as a Selected Target (until, if applicable, such Selected Target becomes a Released Target), Lexicon hereby grants to Takeda a worldwide, exclusive (even as to Lexicon) license, including the right to grant sublicenses, under the Selected Target IP Rights Controlled by Lexicon or any Affiliate of Lexicon to use such Selected Targets for and in the research, development and commercialization of Products. [**]. Notwithstanding the foregoing, in the event Lexicon disclosed to Takeda the prospective utility of such Selected Target for the research and development of Pharmaceutical Compounds for the prevention and/or treatment of diseases and conditions other than Hypertension and Hypotension (or abnormal blood pressure) pursuant to Section 2.2(b) prior to the designation of such Selected Target under Section 2.2(c), [**], (a) Lexicon shall retain rights under the Selected Target IP Rights for and in the research, development and commercialization of Pharmaceutical Compounds for the prevention and/or treatment of such other diseases and conditions (but not for the prevention and/or treatment of Hypertension and Hypotension (or abnormal blood pressure)), including the right to grant licenses under such rights, which rights shall be exclusive (even as to Takeda) in the case of Patent claims specifically directed to the utility of such Selected Target for the research and development of Pharmaceutical Compounds for the prevention and/or treatment of diseases and conditions other than Hypertension and Hypotension (or abnormal blood pressure), and non-exclusive otherwise, and (b) the rights granted to Takeda under the preceding sentence shall be exclusive (even as to Lexicon) in the case of Patent claims specifically directed to the utility of such Selected Target for the research and development of Pharmaceutical Compounds for the prevention and/or treatment of Hypertension and Hypotension (or abnormal blood pressure), including, but not limited to, the Patent claims described in Section 1.44(b)(ii) and (iii) relating to such Selected Target, and (subject to the exclusive rights retained by Lexicon for the prevention and/or treatment of such other diseases and conditions, as set forth above) non-exclusive otherwise. Any sublicense under this Section 4.2 shall be set forth in a written agreement containing confidentiality, non-use, ownership of intellectual property and audit provisions consistent with and no less restrictive than those contained herein, shall be subject and subordinate to the terms and conditions of this Agreement, and shall obligate the sublicensee to make the milestone and royalty payments to Lexicon required hereunder; provided that Takeda shall remain responsible for all payments due to Lexicon hereunder. Lexicon shall prepare, file, prosecute and maintain Patents and Information with respect to the Selected Target IP Rights, and shall not, during the term of the license contemplated by this Section 4.2, sell, assign, deliver, convey, transfer, set over or license any such Patent or Information to any Third Party, except as may be provided in Pre-Existing Obligations, if any; provided that nothing herein shall restrict Lexicon's right to grant licenses under the claims of any such Patent or any such Information that are outside the scope of the Selected Target IP Rights.

      4.3 SELECTED TARGET PROJECT MATERIALS LICENSE GRANT. Subject to the terms and conditions of this Agreement, from and after the time that a Target is designated as a Selected Target (until, if applicable, such Selected Target becomes a Released Target), Lexicon hereby grants to Takeda a worldwide, non-exclusive license under the Patents and Information Controlled by Lexicon or any Affiliate of Lexicon to use Selected Target Project Materials corresponding to such Selected Target, solely in support of Takeda's research and development of Products for use in Hypertension or Hypotension (or abnormal blood pressure) pursuant to the rights and licenses granted in Section 4.2 and/or the assignments granted pursuant to Section 4.4. Such license shall include the right to grant sublicenses to Third Parties in connection with, and incident to, a sublicense granted to such Third Party under the rights and licenses granted under Section 4.2. [**].

      4.4 INTELLECTUAL PROPERTY ASSIGNMENT.

            (a) Selected/Assigned Target. Subject to the terms and conditions of this Agreement, and subject to any applicable Pre-Existing Obligations, at such time as Takeda pays the research milestone payment corresponding to any Selected Target, whether with respect to LG105 pursuant to Section 5.2(a)(iii) or with respect to a Selected Target other than LG105 pursuant to Section 5.2(b), Lexicon and any and all Affiliates of Lexicon will irrevocably sell, assign, deliver, convey, transfer and set over to Takeda all right, title and interest in, to and under the Selected Target IP Rights relating to such Selected Target (including, without limitation, all Patents with claims directed to such Selected Target IP Rights) that are Controlled by Lexicon or any Affiliate of Lexicon. The effective date of the sale, assignment, delivery, conveyance, transfer and setting over of any particular Selected Target (hereinafter, an "Assigned Target") shall be the date of payment by Takeda of the research milestone payment corresponding to such Selected/Assigned Target. Each and every sale, assignment, delivery, conveyance, transfer and setting over of an Assigned Target shall be memorialized in an Assignment and Transfer Agreement substantially in the form of the Form Assignment and Transfer Agreement set forth in Exhibit 4.4, executed and delivered to Takeda effective as of the effective date of the sale, assignment, delivery, conveyance, transfer and setting over of such Assigned Target. Lexicon acknowledges and agrees that, subject to the terms and conditions of this Agreement, and subject to any applicable Pre-Existing Obligations, Lexicon has an obligation to sell, assign, deliver, convey, transfer and set over to Takeda full and complete title to the Selected Target IP Rights in each Assigned Target, free and clear from any and all encumbrances.

            (b) Licenses under Selected Target IP Rights. Any license granted by Takeda under Selected Target IP Rights assigned to Takeda pursuant to Section 4.4(a) relating to an Assigned Target shall be set forth in a written agreement containing confidentiality, non-use, ownership of intellectual property and audit provisions consistent with and no less restrictive than those contained herein, shall be subject and subordinate to the terms and conditions of this Agreement, and shall obligate the licensee to make the milestone and royalty payments to Lexicon required hereunder; provided that Takeda shall remain responsible for all payments due to Lexicon hereunder.

            (c) Grantback Rights. In the event that any Patent assigned by Lexicon to Takeda pursuant to Section 4.4(a) contains claims directed to any compound or molecule that consists of or incorporates as an active ingredient
(i) a protein, whether naturally occurring or otherwise, [**], or (ii) an antibody or any fragment thereof, or the use thereof for the prevention and/or treatment of any disease or condition, Takeda hereby grants to Lexicon a worldwide, exclusive, royalty-free license, including a right to grant sublicense rights, under such Patent claims for all purposes outside the research, development and commercialization of Products, until, if applicable, such Patent is reassigned by Takeda to Lexicon pursuant to Section 4.4(d). [**]. In the event that any Patent assigned by Lexicon to Takeda pursuant to Section 4.4(a) contains claims directed to the use of the Selected/Assigned Target for the research and development of Pharmaceutical Compounds for the prevention and/or treatment of diseases and conditions other than Hypertension and Hypotension (or abnormal blood pressure), and Lexicon disclosed such utility to Takeda pursuant to Section 2.2(b) prior to the designation of such Selected Target under Section 2.2(c), [**], Takeda hereby grants to Lexicon a worldwide, royalty-free license, including a right to grant sublicense rights, under such Patent for and in the research, development and commercialization of Pharmaceutical Compounds for the prevention and/or treatment of such other diseases and conditions (but not for the prevention and/or treatment of Hypertension and Hypotension (or abnormal blood pressure)), until, if applicable, such Patent is reassigned by Takeda to Lexicon pursuant to Section 4.4(d), which license shall be exclusive (even as to Takeda) in the case of Patent claims specifically directed to the utility of such Selected Target for the research and development of Pharmaceutical Compounds for the prevention and/or treatment of diseases and conditions other than Hypertension and Hypotension (or abnormal blood pressure), and non-exclusive otherwise. In the event that Lexicon obtains the issuance of a Patent claiming an improvement made by Lexicon to any HTS System for a Released Target turned over to Lexicon by Takeda pursuant to Section 4.5, which improvement has applications for genes and gene products in addition to such Released Target and would, absent the rights and licenses granted hereunder, infringe a Patent Controlled by Takeda, Lexicon shall grant to Takeda a royalty-free, non-exclusive, perpetual license to use such improvement; it being understood and agreed that Lexicon shall have no right or license under such Patent Controlled by Takeda except as set forth in
Section 4.5.

            (d) Released Targets. Subject to the terms and conditions of this Agreement, (i) at such time as any Selected Target for which Takeda has not paid the research milestone (as specified in Section 5.2(a)(iii) for LG105 and Section 5.2(b) for Selected Targets other than LG105) becomes a Released Target, Takeda and any and all Affiliates of Takeda will irrevocably sell, assign, deliver, convey, transfer and set over to Lexicon all right, title and interest in, to and under the Selected Target IP Rights relating to such Selected Target (including, without limitation, all Patents with claims directed to such Selected Target IP Rights) that are Controlled by Takeda or any Affiliate of Takeda; and (ii) at such time as any Selected Target for which Takeda has paid the research milestone (as specified in Section 5.2(a)(iii) for LG105 and Section 5.2(b) for Selected Targets other than LG105) becomes a Released Target, Takeda and any and all Affiliates of Takeda will irrevocably sell, reassign, deliver, convey, transfer and set over to Lexicon all right, title and interest in, to and under the Selected Target IP Rights relating to such Selected Target (including, without limitation, all Patents with claims directed to such Selected Target IP Rights) that were originally assigned by Lexicon to Takeda pursuant to Section 4.4(a). The effective date of the sale, assignment, delivery, conveyance, transfer and setting over of any particular Released Target shall be the date such Selected Target became a Released Target. Each and every sale, assignment, delivery, conveyance, transfer and setting over of a Released Target shall be memorialized in an Assignment and Transfer Agreement substantially in the form of the Form Assignment and Transfer Agreement set forth in Exhibit 4.4, executed and delivered to Lexicon effective as of the effective date of the sale, assignment, delivery, conveyance, transfer and setting over of such Selected Target. Takeda acknowledges and agrees that, subject to the terms and conditions of this Agreement, Takeda has an obligation to sell, assign, deliver, convey, transfer and set over to Lexicon full and complete title to the Selected Target IP Rights in each Released Target, free and clear from any and all encumbrances.

      4.5 DELIVERABLES. Concurrently with the assignment to Takeda of the Selected Target IP Rights with respect to an Assigned Target (or, in the case of a Selected Target that is subject to Pre-Existing Obligations that prevent such assignment, promptly following such time as Takeda pays the research milestone payment corresponding to such Selected Target), Lexicon shall deliver to Takeda all [**] that are in Lexicon's or its Affiliates' physical possession or control. Such [**] may include, for example, but shall not be limited to, the following:

         -  [**] of such Assigned/Selected Target;

         -  [**] of such Assigned/Selected Target;

         -  [**] of such Assigned/Selected Target and [**];

         -  [**] of such Assigned/Selected Target;

         - [**] necessary or useful to file and prosecute patent applications covering such Assigned/Selected Target [**];

         - [**] specific to such Assigned Target, and necessary or useful for validation of such Assigned Target; and

         - [**] to such Assigned/Selected Target [**] and/or obtained under the Project, including without limitation [**] of such Assigned/Selected Target, [**] of such Assigned/Selected Target mRNA [**].

      Takeda shall be similarly obligated, with respect to Selected Targets (whether or not Assigned Targets) that become Released Targets, to deliver or make available to Lexicon all [**] that are in Takeda's physical possession or control. Takeda shall use Diligent Efforts to turn over to Lexicon, only for Lexicon's in-house research use, any High Throughput Screening System generated by Takeda specific to the Released Target and Controlled by Takeda or any Affiliate of Takeda so that Lexicon can identify, evaluate and develop Pharmaceutical Compounds acting through such Released Target and shall provide Lexicon with general information which Takeda deems is useful for Lexicon's use of the HTS System regarding the Released Target. Notwithstanding the foregoing, except as and to the extent specifically provided in Section 2.3(c), Takeda shall have no obligation under this Section
4.5 to disclose any Information about [**] of any Pharmaceutical Compounds or to provide any [**] to Lexicon.

      4.6 TAKEDA'S RIGHT OF NEGOTIATION FOR REVERSION PRODUCTS. In the event that Lexicon desires to negotiate with any Third Party a license or similar rights (including, but not limited to, co-promotion and co-marketing) to a Reversion Product, then Lexicon shall give a written notice of such desire to Takeda. Takeda shall have a period of [**] to indicate by a written notice to Lexicon that Takeda desires to negotiate towards an agreement (a "Reversion Product License Agreement") under which Lexicon would grant to Takeda such license or rights. Within such [**] period, the Parties shall negotiate exclusively and in good faith. If within such [**] period Takeda notifies Lexicon of its desire to negotiate such a license or rights, the Parties shall negotiate in good faith towards a Reversion Product License Agreement for a total period of up to [**] (including the initial [**] period). During the [**] period, the negotiation shall remain exclusive. If the Parties fail to execute and deliver a Reversion Product License Agreement within the [**] period, Lexicon shall have a period of [**], after the expiry of the [**] negotiation period for Takeda, during which Lexicon shall be permitted to grant the license or similar rights to any Third Party; provided that Lexicon shall not [**]. If Lexicon does not grant the license or similar rights to a Third Party during such [**] period in accordance with this Section 4.6, Takeda's right to the exclusive negotiation under this Section 4.6 shall continue in full force and effect. Nothing in this Section 4.6 shall be deemed to obligate Lexicon to enter into any such exclusive license with Takeda. For Reversion Products that [**], Takeda's rights under this Section 4.6 shall terminate upon the completion of [**] of a Reversion Product acting through such Released Target.

                                   ARTICLE 5.

                                    PAYMENTS

      5.1 UPFRONT FEE.

            (a) Fee. Within [**] after the Effective Date, Takeda shall pay to Lexicon an upfront fee equal to twelve million dollars ($US12,000,000) in consideration to Lexicon for Lexicon's performing the Project and other obligations under this Agreement and granting to Takeda the exclusive access right under Section 4.1 and other rights under this Agreement.

            (b) Refund. In the event that Lexicon fails to perform the minimum number of Level 1 Phenotypic Analysis screens required [**] during the Research Term as set forth in Section 2.2(a)(i) by the end of [**], Lexicon, within [**] after the end of [**], shall refund to

Takeda a pro-rata portion of the upfront fee paid to Lexicon by Takeda pursuant to Section 5.1(a). For purposes of illustration, if at the end of [**] of the Research Term, Lexicon has performed a total of [**] Level 1 Phenotypic Analysis screens required [**], Lexicon shall refund to Takeda [**], such amount calculated as follows: [**].

            (c) Extension of Research Term. In the event that Takeda extends the Research Term pursuant to and in accordance with Section 2.4, Takeda shall pay Lexicon an additional [**].

      5.2 RESEARCH MILESTONES.

            (a) LG105.

                  (i) Within [**] after the Effective Date, Takeda shall pay to Lexicon [**] in consideration for the delivery by Lexicon to Takeda of the materials and Information contemplated by Section 2.2(f) regarding a High Throughput Screening System for use with LG105;

                  (ii) Within [**] following Lexicon's written notice to Takeda of [**], Takeda shall pay to Lexicon an additional [**]; provided that such payment shall be due no earlier than [**] after the date that Lexicon delivers to Takeda the materials and Information contemplated by Section 2.2(f) regarding a High Throughput Screening System for use with LG105; and

                  (iii) Within [**] after the date that Lexicon delivers to Takeda the materials and Information contemplated by Section 2.2(f) regarding a High Throughput Screening System for use with LG105, but in no event more than [**] after the Effective Date, Takeda shall pay to Lexicon [**]; provided that [**].

      Notwithstanding anything to the contrary, in the event that Takeda, in Takeda's sole discretion, notifies Lexicon of its election to discontinue research on LG105 prior to the date the research milestone payment specified in
Section 5.2(a)(iii) becomes due, Takeda will have no obligation to make such research milestone payment to Lexicon.

      Takeda shall be required to make the research milestone payments to Lexicon specified in Section 5.2(a)(i) and (ii) on the dates such payments becomes due even if Takeda notifies Lexicon of its election to discontinue research on LG105 prior to such date; provided, however, that Takeda shall be released from the payments set forth in Section 5.2(a)(i) and (ii) if LG105 is excluded from this Agreement pursuant to Section 2.2(g); provided, further, that should Takeda not [**] within the [**] period after the delivery of it to Takeda, the due date of the payment set forth in Section 5.2(a)(i) and (ii) shall be extended for additional [**]; and provided, further, that should Takeda not [**] within such [**] extended period, LG105 shall become a Released Target pursuant to and in accordance with Section 2.2(d) and Takeda shall be released from the payment set forth in Section 5.2(a)(i) and (ii).

            (b) Selected Targets Other than LG105. Within [**] after Takeda's designation of each Selected Target other than LG105, Takeda shall pay to Lexicon [**] with respect to such Selected Target; provided that [**]. Notwithstanding anything to the contrary, in the event that Takeda, in Takeda's sole discretion, notifies Lexicon of its election to discontinue research on such a Selected Target prior to the date the research milestone payment specified in this Section 5.2(b) with respect to such Selected Target becomes due, Takeda will have no obligation to make such research milestone payment to Lexicon.

      5.3 DEVELOPMENT MILESTONES. Within [**] after the first achievement of each milestone event by Takeda, or an Affiliate or licensee of Takeda for each Pharmaceutical Product, Takeda shall pay to Lexicon the development milestone payment corresponding to such event, as set forth below:

              Milestone Event                           Milestone Payment
              ---------------                           -----------------
Filing of a first IND                                        $[**]

Initiation of a first Phase 1 Clinical Trial                 $[**]

Initiation of a first Phase 2 Clinical Trial                 $[**]

Initiation of a first Phase 3 Clinical Trial                 $[**]

In the event that any subsequent Pharmaceutical Product in addition to a first Pharmaceutical Product is obtained by Takeda as a consequence of use of any single, particular Selected Target, the amount to be paid by Takeda to Lexicon upon achievement of any development milestone event with respect to any such subsequent Pharmaceutical Product(s) under this Section 5.3 shall be equal to [**] of the amount set forth in foregoing table.

The development milestone payment under this Section 5.3 shall be paid only once for a single Pharmaceutical Product regardless of formulations or indications. Takeda shall not be required to make the development milestone payment for different or additional formulations or indications for the Pharmaceutical Product.

For purposes of clarification, Takeda shall have no obligation to make any development milestone payment under this Section 5.3 for any Ancillary Diagnostic Product.

      5.4 LAUNCH MILESTONES. Within [**] after the first Launch by Takeda, or an Affiliate or licensee of Takeda of each Pharmaceutical Product in each of (a) Japan, (b) a Major European Country, and (c) the United States of America, Takeda shall pay to Lexicon a launch milestone payment, as set forth below:

                 Launch Event                            Launch Payment
                 ------------                            --------------
First Launch in the first of either Japan, a Major
European Country, or the United States of America            $[**]

First Launch in the second of either Japan, a Major
European Country, or the United States of America            $[**]

First Launch in the third of either Japan, a Major
European Country, or the United States of America            $[**]

For purposes of clarification, notwithstanding anything to the contrary, the maximum amount that Takeda will be obligated to pay to Lexicon pursuant to this
Section 5.4 with respect to any single Pharmaceutical Product that is the first Pharmaceutical Product obtained from a single, particular Selected Target will be [**], and Takeda shall have no obligation to pay any amount to Lexicon under this Section 5.4 in excess of [**] with respect to the Launch of such first Pharmaceutical Product; provided, however, that in the event that one or more subsequent Pharmaceutical Products in addition to a first Pharmaceutical Product is obtained by Takeda as a consequence of use of any single, particular Selected Target, the amount to be paid by Takeda to Lexicon upon achievement of any Launch milestone event with respect to any such subsequent Pharmaceutical Product(s) under this Section 5.4 shall be equal to [**] of the amount set forth in foregoing table.

The Launch milestone payment under this Section 5.4 shall be paid only once for a single Pharmaceutical Product regardless of formulations or indications. Takeda shall not be required to make the Launch milestone payment for different or additional formulations or indications for the Pharmaceutical Product.

For purposes of clarification, Takeda shall have no obligation to make any Launch milestone payment under this Section 5.4 for any Ancillary Diagnostic Product.

      5.5 ROYALTIES.

            (a) Royalty Rates. For each Product, Takeda shall pay to Lexicon the following cumulative royalties as a percent of aggregate annual Net Sales of such Product:

                Net Sales Amount                          Royalty Rate
                ----------------                          ------------
Annual worldwide Net Sales up to $[**]                       [**]%

Annual worldwide Net Sales in excess of $[**] and up to
$[**]                                                        [**]%

Annual worldwide Net Sales in excess of $[**] and up to
$[**]                                                        [**]%

Annual worldwide Net Sales in excess of $[**]                [**]%

      For purpose of illustration, if annual worldwide Net Sales in a particular calendar year is $[**], then the royalties to be paid by Takeda to Lexicon hereunder will be $[**].

            (b) Applicable Year. Annual worldwide Net Sales shall be calculated on a calendar year basis.

            (c) Royalty Reduction. In the event that any payments are required to be made to any Third Party in respect of the [**] pursuant the terms of a license obtained by Takeda or its Affiliates under Patent(s) Controlled by such Third Party that, in Takeda's reasonable judgment, would be infringed, in the absence of such license, by the [**] of a Product in any country, then Takeda may deduct [**] of such payments actually paid to the Third Party from the royalties payable to Lexicon pursuant to this Section 5.5; provided, however, that in no circumstances shall the royalties payable to Lexicon with respect to any portion of the Net Sales of such Product (as set forth in the foregoing table) be reduced below [**] of such Net Sales.

            (d) Royalty Term. The obligation of Takeda to pay royalties to Lexicon with respect to Net Sales of any particular Product pursuant to this
Section 5.5 shall commence, on a Product-by-Product and country-by-country basis, on the date of Launch of such Product in such country by Takeda, or an Affiliate or licensee of Takeda, and shall continue for the longer of (i) the term of any Patents Controlled by a Party with a valid claim covering the composition of matter of such Product and providing marketing exclusivity for such Product in such country or (ii) [**] after the Launch of such Product in such country. After expiration of Takeda's royalty payment obligation pursuant to this Section 5.5(d), Takeda shall have a paid up, royalty-free right and license with respect to such Product.

      5.6 REVERSION PRODUCTS.

            (a) Development Milestones. Within [**] after the first achievement of each milestone event by Lexicon, or an Affiliate or licensee of Lexicon for each Reversion Product (other than Reversion Products licensed to Takeda pursuant to Section 4.6), Lexicon shall pay to Takeda the development milestone payment corresponding to such event, as set forth below:

                                                                  Milestone Payment
                                               -----------------------------------------------------
                                                  Reversion Product
                                                identified by Lexicon
                                                    using a High-
                                                Throughput Screening
                                                 System generated by
                                               Takeda and turned over           Reversion Product
                                               to Lexicon pursuant to          licensed by Takeda to
                                                 Sections 2.2(d) or             Lexicon pursuant to
               Milestone Event                     2.3(b) and 4.5                 Section 2.3(c)
               ---------------                 ----------------------          ---------------------
Filing of a first IND                                  $[**]                          $[**]

Initiation of a first Phase 1 Clinical Trial           $[**]                          $[**]

Initiation of a first Phase 2 Clinical Trial           $[**]                          $[**]

Initiation of a first Phase 3 Clinical Trial           $[**]                          $[**]

In the event that any subsequent Reversion Product in addition to a first Reversion Product is obtained by Lexicon as a consequence of use of any single, particular Released Target, the amount to be paid by Lexicon to Takeda upon achievement of any development milestone event with respect to any such subsequent Reversion Product(s) under this Section 5.6(a) shall be equal to [**] of the amount set forth in foregoing table.

The development milestone payment under this Section 5.6(a) shall be paid only once for a single Product regardless of formulations or indications. Lexicon shall not be required to make the development milestone payment for different or additional formulations or indications for the Product.

            (b) Launch Milestones. Within [**] after the first Launch by Lexicon, or an Affiliate or licensee of Lexicon of each Reversion Product (other than Reversion Products licensed to Takeda pursuant to Section 4.6), in each of
(a) Japan, (b) a Major European Country, and (c) the United States of America, Lexicon shall pay to Takeda launch milestone payment, as set forth below:

                                                                               Milestone Payment
                                                             -----------------------------------------------------
                                                               Reversion Product
                                                              identified by Lexicon
                                                                 using a High-
                                                              Throughput Screening
                                                               System generated by
                                                             Takeda and turned over          Reversion Product
                                                             to Lexicon pursuant to         licensed by Takeda to
                                                               Sections 2.2(d) or            Lexicon pursuant to
                   Launch Event                                 2.3(b) and 4.5                Section 2.3(c)
                   ------------                              -----------------------        ----------------------
First Launch in the first of either Japan, a Major
European Country, or the United States of America                    $[**]                          $[**]

First Launch in the second of either Japan, a Major
European Country, or the United States of America                    None                           $[**]

First Launch in the third of either Japan, a Major
European Country, or the United States of America                    None                           $[**]

For purposes of clarification, notwithstanding anything to the contrary, the maximum amount that Lexicon will be obligated to pay to Takeda pursuant to this
Section 5.6(b) with respect to any single Reversion Product that is the first Reversion Product obtained from a single, particular Released Target will be (i) [**] in the case of a Reversion Product identified by Lexicon using a High-Throughput Screening System generated by Takeda and turned over to Lexicon pursuant to Sections 2.2(d) or 2.3(b) and 4.5 and (ii) [**] in the case of a Reversion Product licensed by Takeda to Lexicon pursuant to Sections 2.3(c), and Lexicon shall have no obligation to pay any amount to Takeda under this Section 5.6(b) in excess of (x) [**] in the case of a Reversion Product identified by Lexicon using a High-Throughput Screening System generated by Takeda and turned over to Lexicon pursuant to Sections 2.2(d) or 2.3(b) and 4.5 and (y) [**] in the case of a Reversion Product licensed by Takeda to Lexicon pursuant to Sections 2.3(c), with respect to the Launch of such first Reversion Product; provided, however, that in the event that one or more subsequent Reversion Products in addition to a first Reversion Product is obtained by Lexicon as a consequence of use of any single, particular Released Target, the amount to be paid by Lexicon to Takeda upon achievement of any Launch milestone event with respect to any such subsequent Reversion Product(s) under this Section 5.6(b) shall be equal to [**] of the amount set forth in foregoing table.

            The Launch milestone payment under this Section 5.6(b) shall be paid only once for a single Reversion Product regardless of formulations or indications. Lexicon shall not be required to make the Launch milestone payment for different or additional formulations or indications for the Reversion Product.

            (c) Royalty Rates. For each Reversion Product (other than Reversion Products licensed to Takeda pursuant to Section 4.6), Lexicon shall pay to Takeda the following cumulative royalties as a percent of aggregate annual Net Sales of such Product:

                                                                         Royalty Rate
                                                    ----------------------------------------------------
                                                       Reversion Product
                                                     identified by Lexicon
                                                        using a High-
                                                     Throughput Screening
                                                      System generated by
                                                    Takeda and turned over           Reversion Product
                                                    to Lexicon pursuant to         licensed by Takeda to
                                                      Sections 2.2(d) or            Lexicon pursuant to
               Net Sales Amount                         2.3(b) and 4.5                Section 2.3(c)
               ----------------                     ----------------------         ---------------------
Annual worldwide Net Sales up to $[**]                      [**]%                          [**]%

Annual worldwide Net Sales in excess of $[**]
and up to $[**]                                             [**]%                          [**]%

Annual worldwide Net Sales in excess of $[**]
and up to $[**]                                             [**]%                          [**]%

Annual worldwide Net Sales in excess of $[**]               [**]%                          [**]%

      For purpose of illustration, if annual worldwide Net Sales of Reversion Product licensed by Takeda to Lexicon pursuant to Section 2.3(c) in a particular calendar year is $[**], then the royalties to be paid by Lexicon to Takeda hereunder will be $[**].

            (d) Applicable Year. Annual worldwide Net Sales shall be calculated on a calendar year basis.

            (e) Royalty Reduction. In the event that any payments are required to be made to any Third Party in respect of the [**] pursuant the terms of a license obtained by Lexicon or its Affiliates under Patent(s) Controlled by such Third Party that, in Lexicon's reasonable judgment, would be infringed, in the absence of such license, by the [**] of a Reversion Product in any country, then Lexicon may deduct [**] of such payments actually paid to the Third Party from the royalties payable to Lexicon pursuant to this Section 5.6; provided, however, that in no circumstances shall the royalties payable to Takeda with respect to any portion of the Net Sales of such Reversion Product (as set forth in the foregoing table) be reduced below (i) [**] of such Net Sales in the case of a Reversion Product identified by Lexicon using a High-Throughput Screening System generated by Takeda and turned over to Lexicon pursuant to Sections 2.2(d) or 2.3(b) and 4.5 or (ii) [**] of such Net Sales in the case of a Reversion Product licensed by Takeda to Lexicon pursuant to Sections 2.3(c).

            (f) Royalty Term. The obligation of Lexicon to pay royalties to Takeda with respect to Net Sales of any particular Reversion Product pursuant to this Section 5.6 shall commence, on a Reversion Product-by-Reversion Product and country-by-country basis, on the date of Launch of such Reversion Product in such country by Lexicon, or an Affiliate or licensee of Lexicon, and shall continue for the longer of (i) the term of any Patents Controlled by a Party with a valid claim covering the composition of matter of such Reversion Product and providing marketing exclusivity for such Reversion Product in such country or (ii) [**] after the Launch of such Reversion Product in such country. After expiration of Lexicon's royalty payment obligation pursuant to this Section 5.6(f), Lexicon shall have a paid up, royalty-free right and license with respect to such Reversion Product.

            (g) Payment Provisions. The payment provisions of Article 6 will apply to Lexicon, with respect to all payments to be made to Takeda under this
Section 5.6, to the same extent such provisions apply to Takeda, with respect to payments to be made to Lexicon under Sections 5.3, 5.4 and 5.5.

                                   ARTICLE 6.

                               PAYMENT PROVISIONS

      6.1 MODE OF PAYMENT. All payments shall be made by direct wire transfer of US dollars in immediately available funds in the requisite amount to such bank account as Lexicon may from time to time designate by written notice to Takeda.

      6.2 ROYALTY REPORTS AND PAYMENTS. Takeda shall, following the Launch of a Product for which a royalty is due to Lexicon pursuant to Section 5.5, make written reports and payments to Lexicon within [**] after the close of each calendar quarter. Each such report shall show for the just-ended calendar quarter details on a country by country basis of the quantities of Product sold, gross receipts from such sales, deductions from such receipts as permitted under
Section 1.28, Net Sales, the royalties calculated to be due to Lexicon on such Net Sales pursuant to Section 5.5, the amount of any payments actually paid by Takeda to any Third Party and the amount of any reduction in the royalties to be paid to Lexicon pursuant to Section 5.5(c), and the royalty amount due and payable to Lexicon. The exchange rate to be used for converting foreign currencies into US dollars shall be as published in The Wall Street Journal, Eastern U.S. Edition for the purchase of US dollars on the last business day of the calendar quarter for which a royalty amount is due and payable to Lexicon. Concurrently with providing each such report, Takeda shall pay Lexicon the royalty amount in US dollars due and payable to Lexicon for the period covered by such report. For [**] after the end of each calendar year, Takeda shall keep, and shall require its licensees and sublicensees, as applicable, to keep (all in accordance with generally accepted accounting principles, consistently applied), complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined regarding such calendar year.

      6.3 INTEREST ON LATE PAYMENTS. All payments due under this Agreement shall be paid by the due date for payment as specified in this Agreement. If any due and payable amount is not paid in full on or before such due date as determined under the term of this Agreement, then without prejudice to any other right or remedy available, an interest charge will be imposed on the overdue sum on a daily basis at a rate equal to the lesser of (i) [**], and (ii) the maximum rate allowable by Applicable Laws.

      6.4 TAXES. In the event that any milestones, royalties or other payment due to Lexicon are subject to withholding tax required by Applicable Laws to be paid to the taxing authority of any country, the amount of such tax may be withheld from the applicable milestones, royalties or other payment due Lexicon. Takeda shall promptly pay such tax on behalf of Lexicon, shall furnish Lexicon with a certificate of withholding tax so deducted or its equivalent for Lexicon's avoidance of duplicate taxation in United States, and shall maintain official receipts of payment of any such withholding taxes and shall forward copies of such receipts to Lexicon. Takeda may not deduct any other withholding or any other governmental charges from the payments agreed upon under this Agreement, except to the extent same are paid on behalf of, or for the benefit of, Lexicon.

      6.5 AUDITS.

            (a) Audit Rights; Procedure. Upon the written request of Lexicon, and not more than [**] in each Takeda fiscal year, Takeda shall permit an independent certified public accounting firm of an internationally recognized standing selected by Lexicon, and reasonably acceptable to Takeda (such acceptance not to be unreasonably withheld or delayed), at Lexicon's expense, to have access during normal business hours, and upon [**] prior written notice, only to such of the records of Takeda and its Affiliates as may be reasonably necessary to verify the accuracy of any financial reports to Lexicon set forth in Section 6.2 with respect to the preceding [**] calendar years. The accounting firm will disclose to Lexicon whether the reports are correct or incorrect and, if incorrect, the amount by which the reports reveal an underpayment to Lexicon and relevant details of the underpayment; provided that any such details will be deemed Confidential Information of Takeda. Such accounting firm will disclose no other information to Lexicon.

            (b) Additional Payments; Cost Reimbursement. If such accounting firm concludes that additional payments were owed during such calendar year, Takeda shall pay the additional payments, with interest from the date such amount was originally due and payable at a rate equal to the lesser of (i) [**], or (ii) the maximum rate allowable by Applicable Laws, within [**] after the date Lexicon delivers to Takeda such accounting firm's written report, unless the additional payment is disputed by Takeda pursuant to Section 6.5(d). If the amount of the underpayment is greater than [**] of the total amount owed for the period in question and [**], then Takeda shall, in addition, reimburse Lexicon for its reasonable costs related to such audit.

            (c) Confidentiality. Lexicon shall treat all information subject to review under this Section 6.5 as Confidential Information of Takeda and in accordance with the confidentiality provisions of Article 8, and will cause its accounting firm to enter into a confidentiality agreement with Takeda reasonably acceptable in form and substance to Takeda, obligating such accounting firm to retain all information reviewed by such accounting firm pursuant to this Section
6.5 in confidence pursuant to the terms and conditions of such confidentiality agreement.

            (d) Audit Disputes. If Takeda in good faith disputes the conclusion of the accounting firm under Section 6.5(b) above that Takeda owes additional royalties or other payments, or any specific aspect of the conclusion, then Takeda will inform Lexicon in writing within [**] after receiving a copy of the audit containing such conclusion, specifying in detail the reasons for disputing such conclusion. Lexicon and Takeda shall promptly thereafter meet and negotiate in good faith a resolution to such dispute. In the event that the Parties are unable to resolve such dispute within [**] after the date of Takeda's written notice to Lexicon, the matter will be resolved in accordance with Section 12.8. In the event that resolution of any such dispute is made in favor of Lexicon, interest will be payable on any additional royalties or other payments determined to be due to Lexicon in the manner provided in Section 6.5(b).

                                   ARTICLE 7.

                              INTELLECTUAL PROPERTY

      7.1 OWNERSHIP OF GENOME 5000 PROGRAM. Subject to the terms and conditions set forth in this Agreement, as between Lexicon and Takeda, Lexicon shall retain sole ownership of the Genome 5000 Program and any intellectual property rights therein.

      7.2 OWNERSHIP OF INVENTIONS.

            (a) Inventions by Takeda. Subject to the terms and conditions set forth in this Agreement, any invention made by employees of Takeda, and any and all patents and patent applications covering such invention, shall be owned by Takeda, and, as between Takeda and Lexicon, Takeda shall have the sole right to take any and all steps necessary, consistent with Applicable Laws, to obtain the entire right, title and interest in, to and under such invention and such patents and patent applications.

            (b) Inventions by Lexicon. Subject to the terms and conditions set forth in this Agreement, any invention made by employees of Lexicon, and any and all patents and patent applications covering such invention, shall be owned by Lexicon, and, as between Lexicon and Takeda, Lexicon shall have the sole right to take any and all steps necessary, consistent with Applicable Laws, to obtain the entire right, title and interest in, to and under such invention and such patents and patent applications. Promptly after a Target becomes a Selected Target, if it has not already done so, Lexicon shall file a U.S. patent application relating to Selected Target IP Rights with respect to such Selected Target, in consultation with Takeda.

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

            (c) Inventions by Takeda and Lexicon. Subject to the terms and conditions set forth in this Agreement, any invention made by employees of Takeda and by employees of Lexicon jointly, and any and all patents and patent applications covering such invention, shall be owned by Takeda and Lexicon jointly, and Takeda and Lexicon shall take all steps necessary, consistent with Applicable Laws, to obtain the entire right, title and interest in, to and under such invention and such patents and patent applications.

      7.3 PATENT PROSECUTION.

            (a) First Right to Prosecute. A Party shall have the first right to file, prosecute and maintain the Patents covering technology that such Party solely owns, whether in accordance with Sections 7.1 and 7.2, as applicable, or by assignment pursuant to Section 4.4.

            (b) Right of Review. During the Research Term, Lexicon shall provide to Takeda a status report on all Patents Controlled by Lexicon or any Affiliates of Lexicon covering Selected Target IP Rights. The first such report shall be provided to Takeda within [**] after the Effective Date and, thereafter, supplement reports shall be provided to Takeda on a quarterly basis. Takeda shall have a right to request and, promptly after any such request, receive from Lexicon reasonable additional information with respect to any patent application and/or patent in any such report. Notwithstanding Section 7.3(a), each Party shall provide the other Party with a reasonable opportunity to review and provide substantive input to material decisions relating to the prosecution and maintenance of the Patents covering Selected Target IP Rights, including the scope and content and when, where and whether to file patent applications for such technology. The Party with rights to file, prosecute and maintain the Patents covering such Selected Target IP Rights shall furnish to the other Party copies of documents relevant to any such prosecution and maintenance, subsequent to initial filing by the first Party reasonably in advance of expiration of the priority year in order to provide the other Party a meaningful opportunity to comment thereon and to participate in all decision making regarding such prosecution and maintenance. For purposes of clarification, each Party shall consider all substantive input and comments provided by the other Party regarding the prosecution of such patent applications and the maintenance of such patents. With respect to patent applications and patents owned solely by a Party, such Party at its sole discretion, shall have authority to make all decisions regarding prosecution of such solely owned patent applications and maintenance of such solely owned patents, taking into account the other Party's interest as well as its own. With respect to Patents owned jointly by Takeda and Lexicon, the Parties agree that [**] shall have authority to make decisions regarding prosecution of such jointly owned patent applications and maintenance of such jointly owned patents without the consent of [**] and costs and expenses incurred in such prosecution and maintenance shall be borne by [**]. [**].

            (c) Abandonment. Each Party agrees not to finally abandon any claims of the Patents covering Selected Target IP Rights without providing the other Party written notice of the first Party's decision not less than [**] prior to any deadline or date imposed by an office with authority and jurisdiction in any country where such patent application is being prosecuted or such patent is being maintained. Upon receipt of such notice from the Party with rights to prosecute and maintain such Patents, the other Party may, in its sole discretion, initiate and/or continue prosecution activities with respect to such patent application and/or maintenance activities with respect to such patent, and the first Party, upon such other Party's decision to initiate and/or continue such activities, shall assign, deliver, transfer and set over to such other Party all interest Controlled by the first Party in, to and under such patent application and patent. Each Party shall provide the other Party reasonable cooperation, and shall make available to such other Party, at reasonable times and under appropriate conditions, all relevant personnel, records, papers, information, samples, specimens, and the like in its possession necessary to prosecute such patent application and/or maintain such patent assigned to such other Party pursuant to this Section 7.3(c). [**].

      7.4 PATENT ENFORCEMENT.

            (a) Notice. If a Party becomes aware that a Third Party may be infringing any issued patent that is either (i) jointly owned by Takeda and Lexicon, (ii) Controlled by Lexicon or any Affiliates of Lexicon and licensed to Takeda under the terms and conditions of this Agreement, or (iii) assigned by Lexicon to Takeda under the terms and conditions of this Agreement, then such Party shall promptly notify the other Party in writing of such infringement.

            (b) First Enforcement Right. Lexicon shall have the first right, but not the obligation, to institute, prosecute and control an enforcement action with respect to any issued patent Controlled by Lexicon and licensed to Takeda under the terms and conditions of this Agreement. Takeda shall have the first right, but not the obligation, to institute, prosecute and control an enforcement action with respect to any issued patent that is assigned by Lexicon to Takeda under the terms and conditions of this Agreement. [**], in its own name or, if required by Applicable Laws, in its own name and in the name of [**], shall have the first right, but not the obligation, to institute, prosecute and control an enforcement action with respect to any issued patent that is owned by Takeda and Lexicon jointly. The Party controlling an enforcement action shall keep the other Party informed on a reasonably timely basis, consult with the other Party and consider in good faith the reasonable comments of the other Party, both prior to and during any such enforcement action.

            (c) Back-Up Enforcement Right. If a Party having the first right to institute and prosecute an enforcement action with respect to any issued patent pursuant to Section 7.4(b) fails to institute and prosecute such an enforcement action or fails to otherwise institute a proceeding to abate the infringement within a period of [**] after receiving written notice or otherwise having knowledge of the infringement as provided above in Section 7.4(a), then the other Party, to the extent permitted under Applicable Laws, shall have the right, but not the obligation, to institute, prosecute and control such an enforcement action or to otherwise institute a proceeding to abate such infringement.

            (d) Participation. A Party that is not the Party controlling an enforcement action with respect to any issued patent pursuant to Section 7.4(b) or Section 7.4(c) may elect to participate, and participate, in such enforcement action, and be represented in such action or proceeding using legal counsel of such Party's own choice, at such Party's expense.

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

            (e) Cooperation.

                  (i) In the event that a Party institutes and prosecutes an enforcement action with respect to any issued patent pursuant to this Section 7.4, the other Party shall cooperate to the extent requested by the Party controlling such enforcement action and as reasonably necessary, including for example permitting such enforcement action to be conducted in its name if required under Applicable Laws. In addition, all documents obtained from an alleged infringer shall be made available to the other Party upon request of such other Party. The external, but not internal, costs of such cooperation shall be borne by the Party that requested such cooperation.

                  (ii) In addition, upon the reasonable request of a Party controlling any such enforcement action, the other Party shall join the enforcement action, and be represented in such action or proceedings using legal counsel of such other Party's own choice, at such other Party's expense.

                  (iii) A Party shall not settle any enforcement action or proceeding relating to any issued patent under this Section 7.4 without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

            (f) Costs and Expenses. Except as expressly set forth in Section 7.4(e), each Party shall be responsible for and shall bear any and all costs and expenses incurred by such Party (both external and internal) in an enforcement action with respect to any issued patent instituted and prosecuted in accordance with this Section 7.4. No Party shall have any responsibility to reimburse or otherwise bear any cost or expense incurred by the other Party in any enforcement action.

            (g) Recovery of Damages. Any recovery of damages and costs in any enforcement action, or any settlement of any enforcement action, with respect to an issued patent pursuant to this Section 7.4 shall be applied as follows: (i) first, to reimburse the external, but not internal, costs and expenses (including reasonable attorneys' fees and costs) actually incurred by the Party that controlled such enforcement action, including for example cost and expenses of the other Party borne by the Party that controlled such enforcement action; and (ii) second, to reimburse the external, but not internal, costs and expenses (including reasonable attorneys' fees and costs) actually incurred by the other Party to the extent that such other Party participated in such enforcement action pursuant to Section 7.4(d) or Section 7.4(e). In the event that, after reimbursement of costs and expenses as set forth herein, an amount of such recovery remains, the remainder amount shall be allocated [**] between the Parties.

      7.5 DEFENSE AGAINST THIRD PARTY CLAIMS OF PATENT INFRINGEMENT.

            (a) Notice.

                  (i) Lexicon shall notify Takeda in writing of any allegations from a Third Party, whether threatened or made, that Lexicon's conduct of the Project, whether based on use of the Genome 5000

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

Program or on use of a Target identified by use of the Genome 5000 Program, infringes the intellectual property rights of such Third Party. Such notice shall be provided promptly after Lexicon becomes aware of such allegations, whether threatened or made.

                  (ii) In the event that Lexicon receives notice that it or any of its Affiliates have been named as a defendant in a legal proceeding by a Third Party alleging infringement of a Third Party patent or other intellectual property right as a result of Lexicon's conduct of the Project, whether based on use of the Genome 5000 Program or on use of a Target identified by use of the Genome 5000 Program, Lexicon shall notify Takeda in writing immediately after the receipt of such notice. Lexicon's written notice to Takeda shall include a copy of any summons or complaint (or the equivalent thereof) received by Lexicon or its Affiliate.

                  (iii) In addition, Lexicon, promptly after the date of receipt, shall provide to Takeda each and any copy of any allegation of alleged invalidity or non-infringement of a patent or patents Controlled by Lexicon and licensed to Takeda under the terms and conditions of this Agreement, any declaratory judgment action with respect to any patent or patents Controlled by Lexicon and licensed to Takeda under the terms and conditions of this Agreement, or any other similar legal action or proceeding with respect to any patent or patents Controlled by Lexicon and licensed to Takeda under the terms and conditions of this Agreement.

            (b) Defense. Lexicon, at its own cost and expense, shall defend, and in accordance with Section 10.1 hold Takeda harmless from, any legal action by a Third Party alleging patent infringement based upon Lexicon's conduct of the Project, whether based on use of the Genome 5000 Program or on use of a Target identified by use of the Genome 5000 Program. Takeda, at its own cost and expense, shall defend, and in accordance with Section 10.2 hold Lexicon harmless from, any legal action by a Third Party alleging patent infringement based upon Takeda's research, development or commercialization of a Product, including, without limitation, any use of a Selected Target in connection therewith.

                                   ARTICLE 8.

                                 CONFIDENTIALITY

      8.1 CONFIDENTIALITY OBLIGATIONS. Each Party agrees that, during the Research Term and for a period of [**] thereafter, such Party will keep, and will ensure that its officers, directors, employees and agents keep, completely confidential and will not publish or otherwise disclose and will not use for any purpose except as permitted hereunder any Confidential Information of the other Party; provided, however, that [**].

      Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, granting a permitted sublicense of rights hereunder or conducting clinical trials or otherwise in performing obligations or exercising rights hereunder. If a Party is required to make a disclosure of the other Party's Confidential Information, such Party will give reasonable advance notice to the other Party of

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

such disclosure requirement, will cooperate with the other Party in efforts to secure confidential treatment of such Confidential Information prior to disclosure, and, save to the extent inappropriate in the case of patent applications, will use all reasonable efforts to secure confidential treatment of such Information prior to disclosure (whether through protective orders or confidentiality agreements or otherwise).

      Each Party represents and warrants that it has or will obtain written agreements from each of its employees and consultants who perform work relating to this Agreement, which agreements will obligate such persons to similar obligations of confidentiality and non-use, and to assign to such Party all inventions made by such persons during the course of performing research under the Project.

      8.2 PRESS RELEASES. Neither Party shall make any public announcement concerning this Agreement or the terms hereof without the prior written consent of the other Party. Notwithstanding the foregoing, (i) the Parties shall issue a press release in the form attached as Exhibit 8.2, and (ii) to the extent that a Party is required by Applicable Laws to make any announcement or disclosure concerning this Agreement or the terms hereof, such Party shall consult with the other Party and, [**], reach agreement with such other Party regarding the content of the announcement or disclosure prior to the date of such announcement or disclosure.

                                   ARTICLE 9.

                         REPRESENTATIONS AND WARRANTIES

      9.1 REPRESENTATIONS AND WARRANTIES BY TAKEDA. Takeda represents and warrants that: (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement; (ii) it is in good standing with all relevant governmental authorities; (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; (iv) it is and during the term of this Agreement will remain in compliance with all Applicable Laws; and (v) the performance of its obligations under this Agreement does not conflict with, or constitute a default under its charter documents, or any contractual obligation, or any court order.

      9.2 REPRESENTATIONS AND WARRANTIES BY LEXICON. Lexicon represents and warrants that: (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement; (ii) it is in good standing with all relevant governmental authorities; (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; (iv) it is and during the term of this Agreement will remain in compliance with all Applicable Laws; (v) the performance of its obligations under this Agreement does not conflict with, or constitute a default under its charter documents, or any contractual obligation, or any court order; (vi) its annual report on Form 10-K for the year ended December 31, 2003 and its quarterly report on Form 10-Q for the quarterly period ended March 31, 2004, as filed with the Securities and Exchange Commission, do not contain any

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

untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;
(vii) the consolidated financial statements (together with the related notes thereto) included in such annual report on Form 10-K and quarterly report on Form 10-Q have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, its consolidated financial condition and results of the operations and cash flows as of the respective dates indicated and for the respective periods specified; (viii) it owns or has valid, binding and enforceable licenses or other rights to use any [**] necessary to conduct its business in the manner in which it has been and is contemplated to be conducted, and without any conflict with the rights of others, except for such conflicts which, if determined adversely to it, would not have, singly or in the aggregate, adverse effect on its ability to perform its obligations under this Agreement [**]; (ix) it has provided Takeda with true and correct copies (subject to redaction of certain financial provisions thereof) of all agreements under which there are Pre-Existing Obligations; (x) it has not granted, sold, assigned, conveyed, pledged or otherwise transferred to any Third Party, and during the term of this Agreement will not grant, sell, assign, convey, pledge or otherwise transfer to any Third Party, any rights in any [**] that would conflict with any right or interest granted, sold, assigned, conveyed, pledged or otherwise transferred to Takeda at anytime during the term of this Agreement, or that would constitute a default under the terms and conditions of this Agreement; (xi) it has enforceable written agreements with all of its employees [**] assigning to Lexicon ownership of all intellectual property rights created in the course of their employment; (xii) to its actual knowledge, the performance of its obligations under this Agreement [**] do not infringe any proprietary right of any Third Party; (xiii) there is no litigation pending or, to its actual knowledge, threatened by any Third Party against Lexicon or any of its Affiliates relating to the Genome 5000 Program claiming infringement of any proprietary right of such Third Party; (xiv) it has [**]; (xv) to its actual knowledge, there is [**]; (xvi) neither it nor any of its Affiliates has [**]; and (xvii) it shall [**].

      9.3 DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, AND ANY OTHER STATUTORY WARRANTY.

      9.4 LIMITED LIABILITY. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER LEXICON NOR TAKEDA WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

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

                                  ARTICLE 10.

                                INDEMNIFICATION

      10.1 INDEMNIFICATION BY LEXICON. Lexicon shall indemnify, defend and hold Takeda and its Affiliates, agents, employees, officers and directors (the "Takeda Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or suits related to: (i) Lexicon's [**] failure to perform, its obligations under this Agreement; (ii) breach by Lexicon of its representations and warranties under this Agreement; (iii) Lexicon's manufacture, use, sale, offer for sale or import of any Reversion Product obtained by Lexicon under the terms and conditions of this Agreement; or (iv) product liability claims arising from use or sale of any Reversion Product marketed and sold by Lexicon or an Affiliate or licensee of Lexicon; provided, however, that Lexicon's obligations pursuant to this Section 10.1 will not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any of the Takeda Indemnitees. Notwithstanding the foregoing, Lexicon shall have no obligation to defend or indemnify the Takeda Indemnitees with respect to Third Party claims arising out of breach by Takeda of its representations and warranties set forth in this Agreement.

      10.2 INDEMNIFICATION BY TAKEDA. Takeda shall indemnify, defend and hold Lexicon and its Affiliates, agents, employees, officers and directors (the "Lexicon Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or suits related to: (i) Takeda's [**] failure to perform, its obligations under this Agreement; (ii) breach by Takeda of its representations and warranties under this Agreement; (iii) Takeda's manufacture, use, sale, offer for sale or import of any Product obtained by Takeda by use of a Selected Target under the terms and conditions of this Agreement; or (iv) product liability claims arising from use or sale of any Product marketed and sold by Takeda or an Affiliate or licensee of Takeda; provided, however, that Takeda's obligations pursuant to this Section 10.2 will not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any of the Lexicon Indemnitees. Notwithstanding the foregoing, Takeda shall have no obligation to defend or indemnify the Lexicon Indemnitees with respect to Third Party claims arising out of breach by Lexicon of its representations and warranties set forth in this Agreement.

      10.3 NOTIFICATION OF CLAIM; CONDITIONS TO INDEMNIFICATION OBLIGATIONS. As a condition to a Party's right to receive indemnification under this Article 10, it shall: (i) promptly provide written notice (a "Claim Notice") to the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto (provided that the failure to give a Claim Notice promptly shall not prejudice the rights of an indemnified Party except to the extent that the failure to give such prompt notice materially adversely affects the ability of the indemnifying Party to defend the claim or suit); (ii) cooperate with the indemnifying Party in the defense of such claim or suit, at the expense of the indemnifying Party; and (iii) if the indemnifying Party confirms in writing to the indemnified Party its intention to defend such claim or suit within [**] of receipt of the Claim Notice, permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel;

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

provided that if the indemnifying Party fails to (x) provide such confirmation in writing within the [**] period; or (y) diligently and reasonably defend such suit or claim at any time, its right to defend the claim or suit shall terminate immediately in the case of (x) and otherwise upon [**] written notice to the indemnifying Party and the indemnified Party may assume the defense of such claim or suit at the sole expense of the indemnifying Party and may settle or compromise such claim or suit without the consent of the indemnifying Party. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of any indemnified Party or that otherwise materially affects such indemnified Party's rights under this Agreement or requires any payment by an indemnified Party without the prior written consent of such indemnified Party. Except as expressly provided above, the indemnifying Party will have no liability under this Article 10 with respect to claims or suits settled or compromised without its prior written consent.

                                  ARTICLE 11.

                              TERM AND TERMINATION

      11.1 TERM. This Agreement will commence upon the Effective Date and, unless earlier terminated as provided herein, shall expire upon the latest to occur of (i) the expiration of the Research Term, (ii) the expiration of Takeda's payment obligations pursuant to Section 5.5(d), and (iii) the expiration of Lexicon's payment obligations pursuant to Section 5.6(f).

      11.2 TERMINATION UPON MATERIAL BREACH. Material failure by a Party to comply with any of its obligations contained herein shall entitle the Party not in default to give to the Party in default written notice (a "Default Notice") specifying the nature of the default, requiring such defaulting Party to cure such default, and stating the non-defaulting Party's intention to terminate this Agreement if such default is not cured. If a default is not cured within [**] or within another reasonable time period the Parties have agreed upon after the date the Default Notice was sent, then the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by written notice of termination (the "Termination Notice") to the defaulting Party.

      11.3 TERMINATION UPON BANKRUPTCY. Either Party may terminate this Agreement by a registered letter to the other Party with the immediate effect if the other Party becomes insolvent or a petition in bankruptcy or corporate reorganization or any similar relief is filed by or against the other Party, or a receiver is appointed with respect to any of assets of the other Party, or liquidation proceeding is commenced against the other Party. All rights and licenses granted under or pursuant to this Agreement by each Party as a licensor or sublicensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title XI, U.S. Code (the "Bankruptcy Code"), licenses (or, if applicable, sublicenses) of rights to "intellectual property" as defined under
Section 101(35A) of the Bankruptcy Code. The Parties agree that each licensee (or, if applicable, sublicensee) of such rights under this Agreement shall retain and may fully exercise all rights and elections it would have in the case of a licensor (or sublicensor) bankruptcy under the Bankruptcy Code. Each Party agrees during the term of this Agreement to

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

create or maintain current copies, or if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property licensed or sublicensed to the other Party.

      11.4 CONSEQUENCES OF TERMINATION OR EXPIRATION.

            (a) Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination or expiration. Termination or expiration of this Agreement will not relieve a Party from accrued payment obligations or from obligations which are expressly indicated to survive termination or expiration of this Agreement.

            (b) Survival. The following Articles and Sections of this Agreement shall survive termination or expiration for any reason: Articles 6, 7, 8, 10 and 12, and Sections 2.3, 4.4(c), 5.3 through 5.6, 9.3, 9.4 and 11.4.

                                  ARTICLE 12.

                               GENERAL PROVISIONS

      12.1 RELATIONSHIP OF THE PARTIES. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party will incur any debts or make any commitments for the other.

      12.2 ASSIGNMENTS. Except as expressly provided herein, neither this Agreement nor any interest hereunder will be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Party; provided, however, that either Party shall have the right to assign this Agreement without consent to any Affiliate or to any successor in interest by way of merger, consolidation or other business reorganization or the sale of all or substantially all of its assets in a manner such that the assigning Party will remain liable and responsible for the performance and observance of all of its duties and obligations hereunder. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 12.2 will be null and void.

      12.3 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the express provisions of this Agreement. For purposes of illustration, and not limitation, each Party agrees to cooperate with the other Party by executing, acknowledging and delivering instruments and taking acts necessary and appropriate to (i) accomplish the assignments of materials and related intellectual property as further described in Sections 4.4 and 4.5, and (ii) prosecute, maintain and enforce such intellectual property.

      12.4 FORCE MAJEURE. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, strike, flood, or

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

governmental acts or restriction that is beyond the reasonable control of the respective Party. The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than [**], the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

      12.5 ENTIRE AGREEMENT OF THE PARTIES; AMENDMENTS. This Agreement and the letter agreement executed between the Parties as of the Effective Date regarding the Pre-Existing Obligations constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. If there is any contradiction between the terms and conditions set forth in the body of this Agreement and the terms and conditions set forth in any exhibit attached hereto, the terms and conditions set forth in the body of this Agreement shall prevail. No waiver, modification or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by all of the Parties.

      12.6 CAPTIONS. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

      12.7 GOVERNING LAW. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law, or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties.

      12.8 DISPUTE RESOLUTION.

            (a) In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the Parties hereunder, the Parties will try to settle their differences amicably between themselves as contemplated herein. Either Party may initiate such informal dispute resolution by sending written notice of the dispute, and an intent to arbitrate such dispute, to the other Party. Within [**] after such notice (a "Dispute Notice"), the Parties shall meet in person to negotiate in good faith a resolution to the dispute within [**] of the first such meeting.

            (b) If the Parties are not able to resolve a dispute pursuant to
Section 12.8(a), then either Party may initiate arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then in force; provided, however, that any such dispute regarding the validity or enforcement of an issued patent shall be heard by a court of competent jurisdiction in the country where such patent exists. The Parties shall agree upon and appoint one (1) arbitrator within [**] after the notice of arbitration is received by all Parties and, failing such agreement, either Party may apply under the applicable rules of the AAA for the appointment of an arbitrator, and the selection of an arbitrator under such rules of the AAA shall be final and binding on the Parties. Such arbitrator shall have appropriate experience in the biopharmaceutical industry and be independent of each of the Parties. The Parties shall use their best efforts to conclude the arbitration within [**] after the arbitrator has been appointed. The place of arbitration shall be New York, New York, United States of America. The arbitration proceedings shall be in the English language. Any award rendered by the arbitrator shall be in the English language, and shall be final and binding upon both of the Parties. The arbitrator may, upon competent proof, grant any remedy or relief that the arbitrator deems just and equitable under the terms and conditions of this Agreement; provided, however, that, notwithstanding any provision of Applicable Law, the arbitrator shall have no authority to grant or otherwise award punitive or exemplary damages against either Party. Nothing in this Agreement shall be deemed as preventing any Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect any Party's name, proprietary information, trade secrets, know-how or any other proprietary rights. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

      12.9 NOTICES AND DELIVERIES. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, transmitted by telecopier (receipt verified) or by express courier service (signature required) or [**] after it was sent by registered letter, return receipt requested (or its equivalent); provided that no postal strike or other disruption is then in effect or comes into effect within [**] after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

      If to Lexicon, addressed to:

            Lexicon Genetics Incorporated
            8800 Technology Forest Place
            The Woodlands, Texas 77381
            United States of America
            Attn.: President
            Telephone: (281) 863-3000
            Facsimile: (281) 863-8095

            With a copy to:

            Attn.: General Counsel
            Telephone: (281) 863-3000
            Facsimile: (281) 863-8010

      If to Takeda, addressed to:

            Takeda Pharmaceutical Company Limited
            Pharmaceutical Research Division
            17-85, Jusohonmachi 2-chome, Yodogawa-ku
            Osaka 532-8686, Japan
            Attn.: Director, Strategic Research Planning
            Telephone:  06-6300-6166
            Facsimile: 06-6300-6834

            With a copy to:

            Attn.: General Manager, Legal Department
            Telephone: 06-6204-2044
            Facsimile: 06-6204-2055

      12.10 WAIVER. A waiver by either Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

      12.11 SEVERABILITY. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Laws, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

      12.12 COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which will for all purposes be deemed to be an original.

LEXICON GENETICS INCORPORATED            TAKEDA PHARMACEUTICAL COMPANY LIMITED

By: ________________________________     By:____________________________________

Name:  Arthur T. Sands, M.D., Ph. D.     Name:  Takashi Soda, Ph.D.

Title: President and Chief Executive     Title: Member of the Board
Officer                                         General Manager, Pharmaceutical
                                                Research Division

                                  EXHIBIT 1.21

                           LEVEL 1 PHENOTYPIC ANALYSIS

      Level 1 Phenotypic Analysis is an initial screen designed to identify primary characteristics resulting from selected mutations in Knock-Out Mice. Level 1 Phenotypic Analysis currently includes the following assays, which may be changed from time to time (a) by the Steering Committee, at the Steering Committee's reasonable scientific discretion, for assays employed in evaluating Hypertension or Hypotension (or abnormal blood pressure), and (b) at Lexicon's reasonable scientific discretion, after good faith consultation with Takeda, for assays in other categories.

      [**]

                                  EXHIBIT 1.22

                           LEVEL 2 PHENOTYPIC ANALYSIS

      Level 2 Phenotypic Analysis includes the following assays, which may be changed from time to time by the Steering Committee at its reasonable scientific discretion:

[**]

                                  EXHIBIT 1.47

                              SUPPLEMENTAL TARGETS

Lexicon hereby grants to Takeda an exclusive option to select as a Selected Target, in accordance with the terms of the Agreement, one of the Supplemental Targets disclosed to Takeda before the Effective Date and described below as Programs #1 and #2; provided that such selection will be made no later than [**] after Takeda's receipt of the results of Level 2 Phenotypic Analysis for Programs #1 and #2; provided, however, that the identity of Programs #1 and/or #2 shall be disclosed to Takeda upon Takeda's written request after the completion of the procedure pursuant to Section 2.2(a)(iii). If selected, such Supplemental Target will be deemed a Selected Target and treated as the same way (e.g., with respect to Takeda's rights and obligations relating to research, development and commercialization, and Launch milestones and royalty payments) as Selected Targets other than LG105, except that [**].

Lexicon will use Diligent Efforts to provide Takeda with the results of Level 2 Phenotypic Analysis screens for Programs #1 and #2 by [**].

If Takeda does not select one of the Supplemental Targets corresponding to either Program #1 or #2, Takeda will have, and Lexicon hereby grants to Takeda, an exclusive option to select as a Selected Target, in accordance with the terms of the Agreement, the Supplemental Target disclosed to Takeda before the Effective Date and described below as Program #3 under the same condition as the Supplemental Targets corresponding to Programs #1 and #2. Lexicon will use Diligent Efforts to provide Takeda with the results of Level 2 Phenotypic Analysis screens for Program #3 as soon as practicable.

PROGRAM #1

[**]

PROGRAM #2

[**]

PROGRAM #3

[**]

                                  EXHIBIT 1.52

                                    WORK PLAN

Level 1 Phenotypic Analysis

      - During each year, Lexicon will conduct Level 1 Phenotypic Analysis with respect to [**].

      - Lexicon will disclose [**] which showed hypotensive or hypertensive phenotype.

      - Steering Committee will select Targets (`Candidates') for Level 2 Phenotypic Analysis based on disclosed data of Level 1 Phenotypic Analysis.

Level 2 Phenotypic Analysis

      - Steering Committee will decide the Level 2 Phenotypic Analysis menu for each candidate.

      - Takeda will select Targets for internal evaluation from the data of Level 2 Phenotypic Analysis.

After the selection of a Target by Takeda, Lexicon will generate [**] Conditional Mice in which the desired mutation(s) corresponds to such Target.

                                 EXHIBIT 2.2(b)

                                  REPORT FORMAT

[**]

                                 EXHIBIT 2.2(e)

                                  CRE-LOX TERMS

      The following provisions shall apply to the extent that any Conditional Mice containing one or more lox sites in their genomes are provided to Takeda under this Agreement:

            (a) Subject to the terms of this Agreement, Lexicon hereby grants to Takeda and its Affiliates the non-transferable (except as provided in (b) below), non-exclusive right under the Cre-Lox Technology to use, breed and cross-breed the Conditional Mice, subject to the following restrictions:

                  (i) Takeda shall have the right to use the Cre-Lox Technology solely with said Conditional Mice, including without limitation the right to cross-breed Conditional Mice with one or more Cre Mice or with any other mouse; and Takeda shall have the right to independently make or develop one or more Cre Mice solely for use with said Conditional Mice.

                  (ii) Except as specifically set forth above, Takeda shall not otherwise practice under the Cre-Lox Patents without first obtaining a license from DuPont Pharmaceutical Company or its successors.

            (b) Takeda shall not transfer the Conditional Mice or any progeny or material in any way derived therefrom to any Third Party, except as follows:
Takeda may transfer the Conditional Mice (or any progeny or material in any way derived from such Conditional Mice) to academic and corporate collaborators, provided that each such academic and corporate collaborator has first entered into a material transfer agreement with Takeda in a form reasonably acceptable to Lexicon.

            (c) No right is granted to Takeda to sell (or lease or otherwise transfer for consideration) or develop or manufacture for sale (or lease or other transfer for consideration) any product, the manufacture, use, sale or importation of which would infringe a Valid Claim of the Cre-Lox Patents, including but not limited to any product which is manufactured using a composition or method which would infringe a Valid Claim of the Cre-Lox Patents.

            (d) Subject to the restricted non-exclusive rights granted to Takeda, Lexicon (and its licensors as applicable) shall retain all rights to the Conditional Mice (and any progeny or material in any way derived from such Conditional Mice).

      For purposes of this Exhibit 2.2(e), the capitalized terms not otherwise defined in this Agreement shall have the following meanings:

      "Cre-Lox Patent Rights" means the United States and foreign patents and patent applications listed on Appendix A to this Exhibit 2.2(e), any continuation-in-part, continuation or divisional applications thereof, any patent granted on any aforesaid patent application and any extension, revival, re-examination or reissue of any such patent, and any continuations, continuations-in-part, divisionals, reissues, extensions or foreign counterparts of any of the foregoing, which Lexicon has the right to sublicense hereunder. The terms "Cre" and "lox" (also referred to as "loxP") have the meanings as described and embodied by the Cre-Lox Patent Rights.

      "Cre-Lox Technology" means all the inventions described, embodied by and claimed in the Cre-Lox Patent Rights.

      "Cre Mouse" means any mouse cell or mouse (i) having no lox sites in its genome and (ii) containing DNA capable of expressing a Cre recombinase protein.

      "Valid Claim" means either (i) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (ii) a claim of a pending patent application that has [**].

                                   APPENDIX A

                              CRE-LOX PATENT RIGHTS

                  Application
Country            Serial No.     Patent No.       Issue Date      Expiry Date
-------           -----------     ----------       ----------      -----------
USA                               4,959,317        9/25/90         9/25/2007
CANADA                            1,293,460        12/24/91        12/24/2008
IRELAND                           60421            7/8/94          10/6/2006
JAPAN                             272166           11/21/97        10/6/2006
EPO                               0 220 009        2/10/93         10/6/2006
AUSTRIA                           E0085649         2/10/93         10/6/2006
BELGIUM                           0 220 009        2/10/93         10/6/2006
FRANCE                            0 220 009        2/10/93         10/6/2006
GREAT BRITAIN                     0 220 009        2/10/93         10/6/2006
GERMANY                           3687734          2/10/93         10/6/2006
GREECE                            3007809          2/10/93         10/6/2006
ITALY                             0 220 009        2/10/93         10/6/2006
LUXEMBOURG                        0 220 009        2/10/93         10/6/2006
NETHERLANDS                       0 220 009        2/10/93         10/6/2006
SWEDEN                            0 220 009        2/10/93         10/6/2006
SWITZERLAND                       0 220 009        2/10/93         10/6/2006

                                   EXHIBIT 4.4

                     FORM ASSIGNMENT AND TRANSFER AGREEMENT

                                  see attached

                                   ASSIGNMENT

      WHEREAS, _______________, ASSIGNOR, a corporation organized and existing under the laws of the State of __________, United States of America, and having a place of business at _____________________, is the owner of the entire right, title and interest in, and to the United States Letters Patent No. __________, which issued from United States Letters Patent Application Serial No. __________ entitled "________________________________________________," and of the
invention therein described; and

      WHEREAS, _______________, ASSIGNEE, a corporation organized and existing under the laws of __________, and having a place of business at __________________________________________, is desirous of obtaining the entire right, title and interest in, to and under such patent and such invention.

      NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) to ASSIGNOR in hand paid, and other good and valuable consideration, the receipt of which is hereby acknowledged, ASSIGNOR has sold, assigned, transferred and set over, and by these presents does hereby sell, assign, transfer and set over, unto ASSIGNEE, its successors, legal representatives and assigns, the entire right, title and interest in, to and under the invention, including the right to sue for past infringement, and the patent and all divisions, renewals and continuations thereof, and all patents of the United States which may be granted thereon and all reissues and extensions thereof; and all applications for industrial property protection, including, without limitation, all applications for patents, utility models, and designs which have been filed or may hereafter be filed for the invention in any country or countries foreign to the United States, together with the right to file such applications and the right to claim for the same the priority rights derived from the patent under the patent laws of the United States, the International Convention for the Protection of Industrial Property, or any other international agreement or the domestic laws of the country in which any such application is filed, as may be applicable; and all forms of industrial property protection, including, without limitation, patents, utility models, inventors' certificates and designs which have been granted or may be granted for said invention in any country or countries foreign to the United States and all extensions, renewals and reissues thereof; and

      ASSIGNOR HEREBY authorizes and requests the Commissioner of Patents and Trademarks of the United States, and any official of any country or countries foreign to the United States, whose duty it is to issue patents or other evidence or forms of industrial property protection on applications as aforesaid, to issue the same to ASSIGNEE, its successors, legal representatives and assigns, in accordance with the terms of this instrument; and

      ASSIGNOR HEREBY covenants and agrees that it has the full right to convey the entire interest herein assigned, and that ASSIGNOR has not executed, and will not execute, any agreement in conflict herewith; and

      ASSIGNOR HEREBY further covenants and agrees that ASSIGNOR will communicate to ASSIGNEE, its successors, legal representatives and assigns, any material facts known to ASSIGNOR respecting the invention, and testify in any legal proceeding, sign all lawful papers, execute all divisional, continuing, reissue and foreign applications, make all rightful oaths, and generally do everything possible to aid ASSIGNEE, its successors, legal representatives and assigns, to obtain and enforce proper protection for the invention in all countries.

      IN WITNESS AND IN TESTIMONY WHEREOF, I, as a duly authorized representative of ASSIGNOR, hereunto set my hand and seal this ______ day of April 1999.

                                         _______________
                                         ________________________________
                                         By:  _______________________
                                              _______________________

State of                 )
                         )   SS.:
County of                )

      On this ______ day of ____________, before me, a Notary Public in and for the State and County aforesaid, personally appeared _________________, to me known and known to me to be the person of that name, who signed and sealed the foregoing instrument, and he acknowledged the same to be his free act and deed.

                                         _____________________________,
                                         Notary Public.

                                   EXHIBIT 8.2

                                  PRESS RELEASE

             LEXICON GENETICS AND TAKEDA ESTABLISH COLLABORATION TO
                    DEVELOP NEW DRUGS FOR HIGH BLOOD PRESSURE

THE WOODLANDS, TEXAS, JULY 28, 2004 - Lexicon Genetics Incorporated (Nasdaq:
LEXG) and Takeda Pharmaceutical Company Limited today announced the formation of a collaboration to develop new drugs for the treatment of high blood pressure. The alliance is designed to accelerate the development and commercialization of new drugs directed against promising hypertension targets discovered in Lexicon's Genome5000(TM) program.

In the collaboration, Takeda will have exclusive access to all drug targets from Lexicon's Genome5000 program that control blood pressure. In this program, Lexicon is using its proprietary gene knockout technology to rapidly discover the functions of 5,000 of the most pharmaceutically important genes in the human genome. Takeda will be responsible for the screening, medicinal chemistry, preclinical and clinical development and commercialization of drugs directed against Lexicon's novel blood pressure targets, and will bear all related costs.

Lexicon will receive an upfront payment of $12 million from Takeda for the initial, three-year term of the agreement. Takeda has the option to extend the discovery portion of the alliance for an additional two years in exchange for further committed funding. Takeda will make research milestone payments to Lexicon for each target selected for therapeutic development. In addition, Takeda will make clinical development and product launch milestone payments to Lexicon for each product commercialized from the collaboration. Lexicon will also earn royalties on worldwide sales of drugs commercialized by Takeda.

The collaboration is intended to bring novel therapeutics to patients suffering from high blood pressure by combining Lexicon's physiology-based approach to understanding gene function with Takeda's global leadership in the research, development and sales of hypertension drugs. Global sales of hypertension drugs exceeded $22 billion in 2003, and the potential market for new hypertension therapies is significant. The American Heart Association estimates that as many as 50 million Americans have high blood pressure, and that 25 percent of people with high blood pressure are on inadequate therapy.

"Takeda has a well established global hypertension franchise and is committed to creating a sustainable leadership position in this disease area," said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Lexicon. "With Lexicon's robust drug discovery pipeline, it is important to form strategic collaborations to rapidly advance our novel programs into clinical development. Forming such an alliance with a recognized leader like Takeda is the best way to accelerate discoveries in this field toward commercialization."

"In addition to our in-house research for the creation of new drugs, Takeda is pursuing all means of enhancing its R&D pipeline, including external drug discovery and development alliances," said Takashi Soda, Ph.D., director, general manager of the pharmaceutical research division of Takeda. "We are confident that Lexicon's Genome5000(TM) program will provide us with important drug targets for treatment of hypertension, which will enable us to create a new generation of anti-hypertensive drugs."

ABOUT LEXICON GENETICS

Lexicon Genetics is a biopharmaceutical company focused on the discovery of breakthrough treatments for human disease. Lexicon is systematically discovering the physiological and behavioral functions of genes to identify potential points of therapeutic intervention, or drug targets. Lexicon makes these discoveries using its proprietary gene knockout technology to model the physiological effects that could be expected from prospective drugs directed against novel targets. The Company has advanced knockout-validated targets into drug discovery programs in six therapeutic areas: diabetes and obesity, cardiovascular disease, cancer, immune system disorders, ophthalmic disease, and psychiatric and neurological disorders. Lexicon is working both independently and through strategic collaborations and alliances to accelerate the development and commercialization of its discoveries. Additional information about Lexicon is available through its corporate website, www.lexicon-genetics.com.

ABOUT TAKEDA PHARMACEUTICAL COMPANY LIMITED

Takeda, located in Osaka, Japan, is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products. Additional information about Takeda is available through its corporate website, www.takeda.com.

SAFE HARBOR STATEMENT

This press release contains "forward-looking statements," including statements about Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to develop drug candidates from its discoveries, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under "Factors Affecting Forward-Looking Statements" and "Business - Risk Factors" in Lexicon's annual report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #

CONTACT FOR LEXICON GENETICS:
Bobbie Faulkner
Investor Relations
281/863-3503
bfaulkner@lexgen.com

            TAKEDA AND LEXICON GENETICS TO ESTABLISH COLLABORATION TO
                    DEVELOP NEW DRUGS FOR HIGH BLOOD PRESSURE

      Osaka, Japan, July 28 2004 - Takeda Pharmaceutical Company Limited ("Takeda") announced today that the formation of a collaboration of joint research with Lexicon Genetics Incorporated, The Woodlands, Texas ("Lexicon"), for development of new drugs for high blood pressure.

      In this joint research, Takeda will have exclusive access to all drug targets from Lexicon's Genome5000 that control blood pressure for three-year term of the agreement, and will evaluate and verify the targets to create the new generation of drugs for treatment of hypertension. Takeda has paid an upfront payment of $12 million to Lexicon upon conclusion of the agreement. Takeda will pay milestone for each target selected for development and when the development project reaches certain stage, and also royalty once the product from this joint research is commercialized. Further financial detail is not disclosed.

      "In addition to our in-house research for the creation of new drugs, Takeda is pursuing all means of enhancing its R&D pipeline, including external drug discovery and development alliances," said Takashi Soda, Ph.D., director, general manager of the pharmaceutical research division of Takeda. "We are confident that Lexicon's Genome5000(TM) program will provide us with important drug targets for treatment of hypertension, which will enable us to create a new generation of anti-hypertension drugs."

      "Takeda has a well established global hypertension franchise and is committed to creating a sustainable leadership position in this disease area," said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Lexicon. "With Lexicon's robust drug discovery pipeline, it is important to form strategic collaborations to rapidly advance our novel programs into clinical development. Forming such an alliance with a recognized leader like Takeda is the best way to accelerate discoveries in this field toward commercialization."

      Takeda is allocating resources mainly to its four core therapeutic areas(*)as priority of research & development including life-style related diseases, and accelerating all the processes from the drug discovery to product launch under the MPDRAP strategy(**). Research for anti-hypertensive drugs is positioned as one of the most important projects for life-style related diseases area.

(*) Four core therapeutic areas:
    life-style related diseases
    cancer and urological diseases, including gynecological disorders central nervous system diseases, including bone and joint diseases life-cycle management of drugs for digestive system disorders

(**)  MPDRAP strategy:
      MPDRAP is an abbreviation of each function of Marketing, Production, Development, Research, Alliance and Patent. Through comprehensive evaluation of each project across the internal divisions, Takeda is realizing even more appropriate resource allocation and rapid R&D processes by improving the speed and strategic focus of decision-making.

ABOUT TAKEDA PHARMACEUTICAL COMPANY LIMITED

Takeda, located in Osaka, Japan, is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products. Additional information about Takeda is available through its corporate website, www.takeda.com.

ABOUT LEXICON GENETICS

Genetics is a biopharmaceutical company focused on the discovery of breakthrough treatments for human disease. Lexicon is systematically discovering the physiological and behavioral functions of genes to identify potential points of therapeutic intervention, or drug targets. Lexicon makes these discoveries using its proprietary gene knockout technology to model the physiological effects that could be expected from prospective drugs directed against novel targets. The Company has advanced knockout-validated targets into drug discovery programs in six therapeutic areas: diabetes and obesity, cardiovascular disease, cancer, immune system disorders, ophthalmic disease, and psychiatric and neurological disorders. Lexicon is working both independently and through strategic collaborations and alliances to accelerate the development and commercialization of its discoveries. Additional information about Lexicon is available through its corporate website, www.lexicon-genetics.com.

                                      # # #